FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-15

Free Writing Prospectus

Structural and Collateral Term Sheet

$988,481,381

(Approximate Aggregate Cut-off Date Balance of Mortgage Pool)

Wells Fargo Commercial Mortgage Trust 2015-C31

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.

as Depositor

Wells Fargo Bank, National Association

Rialto Mortgage Finance, LLC

C-III Commercial Mortgage LLC

Société Générale

Basis Real Estate Capital II, LLC

Liberty Island Group I LLC

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates
Series 2015-C31

October 13, 2015

WELLS FARGO SECURITIES	SOCIÉTÉ GÉNÉRALE
Co-Lead Manager and Co-Bookrunner	Co-Lead Manager and Co-Bookrunner

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

Nothing in this document constitutes an offer of securities for sale in any jurisdiction where the offer or sale is not permitted. The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any such information subsequently delivered and ultimately by the final prospectus relating to the securities. These materials are subject to change, completion, supplement or amendment from time to time.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This free writing prospectus contains certain forward-looking statements. If and when included in this free writing prospectus, the words “expects”, “intends”, “anticipates”, “estimates” and analogous expressions and all statements that are not historical facts, including statements about our beliefs or expectations, are intended to identify forward-looking statements. Any forward-looking statements are made subject to risks and uncertainties which could cause actual results to differ materially from those stated. Those risks and uncertainties include, among other things, declines in general economic and business conditions, increased competition, changes in demographics, changes in political and social conditions, regulatory initiatives and changes in customer preferences, many of which are beyond our control and the control of any other person or entity related to this offering. The forward-looking statements made in this free writing prospectus are made as of the date stated on the cover. We have no obligation to update or revise any forward-looking statement.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of NYSE, FINRA, NFA and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

The Offered Certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. Prospective investors should understand that, when considering the purchase of the Offered Certificates, a contract of sale will come into being no sooner than the date on which the relevant class of certificates has been priced and the underwriters have confirmed the allocation of certificates to be made to investors; any “indications of interest” expressed by any prospective investor, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for such prospective investors, on the one hand, or the underwriters, the depositor or any of their respective agents or affiliates, on the other hand.

As a result of the foregoing, a prospective investor may commit to purchase certificates that have characteristics that may change, and each prospective investor is advised that all or a portion of the certificates referred to in these materials may be issued without all or certain of the characteristics described in these materials. The underwriters’ obligation to sell certificates to any prospective investor is conditioned on the certificates and the transaction having the characteristics described in these materials. If the underwriters determine that a condition is not satisfied in any material respect, such prospective investor will be notified, and neither the depositor nor the underwriters will have any obligation to such prospective investor to deliver any portion of the Offered Certificates which such prospective investor has committed to purchase, and there will be no liability between the underwriters, the depositor or any of their respective agents or affiliates, on the one hand, and such prospective investor, on the other hand, as a consequence of the non-delivery.

Each prospective investor has requested that the underwriters provide to such prospective investor information in connection with such prospective investor’s consideration of the purchase of the certificates described in these materials. These materials are being provided to each prospective investor for informative purposes only in response to such prospective investor’s specific request. The underwriters described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials. The underwriters and/or their affiliates or respective employees may from time to time have a long or short position in any security or contract discussed in these materials.

The information contained herein supersedes any previous such information delivered to any prospective investor and will be superseded by information delivered to such prospective investor prior to the time of sale.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. 1 – 745 Atlantic Avenue

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Office
Original Principal Balance:	$70,000,000			Specific Property Type:	CBD
Cut-off Date Principal Balance:	$70,000,000			Location:	Boston, MA
% of Initial Pool Balance:	[ ]%			Size:	174,231 SF
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per SF:	$401.77
Borrower Name:	OPG 745 Atlantic Owner (DE) LLC			Year Built/Renovated:	1988/2014
Sponsor:	OPG Investment Holdings US Inc.			Title Vesting:	Fee
Mortgage Rate:	4.170%			Property Manager:	Self-managed
Note Date:	August 5, 2015			3rd Most Recent Occupancy (As of)(2):	88.5% (12/31/2012)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(2):	78.4% (12/31/2013)
Maturity Date:	August 11, 2025			Most Recent Occupancy (As of)(2):	93.9% (12/31/2014)
IO Period:	120 months			Current Occupancy (As of)(2):	99.9% (8/4/2015)
Loan Term (Original):	120 months
Seasoning:	3 months			Underwriting and Financial Information:
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			3rd Most Recent NOI (As of)(3):	$3,718,622 (12/31/2013)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of)(3):	$281,033 (12/31/2014)
Call Protection:	L(27),D(88),O(5)			Most Recent NOI (As of)(3):	($68,319) (TTM 3/31/2015)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$8,747,978
				U/W Expenses:	$3,107,951
Escrows and Reserves(1):				U/W NOI:	$5,640,027
				U/W NCF:	$5,299,596
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR:	1.90x
Taxes	$0	Springing	NAP	U/W NCF DSCR:	1.79x
Insurance	$0	Springing	NAP	U/W NOI Debt Yield:	8.1%
Replacement Reserves	$0	Springing	NAP	U/W NCF Debt Yield:	7.6%
TI/LC Reserve	$0	Springing	NAP	As-Is Appraised Value:	$114,800,000
Cambridge Rent Reserve	$337,093	$0	NAP	As-Is Appraisal Valuation Date:	June 30, 2015
Existing TI/LC Reserve	$1,784,225	$0	NAP	Cut-off Date LTV Ratio:	61.0%
Deferred Maintenance	$1,327,560	$0	NAP	LTV Ratio at Maturity or ARD:	61.0%

(1)	See “Escrows” section.
(2)	See “Historical Occupancy” section.
(3)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “745 Atlantic Avenue Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in an office building located in Boston, Massachusetts (the “745 Atlantic Avenue Property”). The 745 Atlantic Avenue Mortgage Loan was originated on August 5, 2015 by Wells Fargo Bank, National Association. The 745 Atlantic Avenue Mortgage Loan had an original principal balance of $70,000,000, has an outstanding principal balance as of the Cut-off Date of $70,000,000 and accrues interest at an interest rate of 4.170% per annum. The 745 Atlantic Avenue Mortgage Loan had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires interest-only payments through the term of the 745 Atlantic Avenue Mortgage Loan. The 745 Atlantic Avenue Mortgage Loan matures on August 11, 2025.

Following the lockout period, the borrower has the right to defease the 745 Atlantic Avenue Mortgage Loan in whole, but not in part, on any date before April 11, 2025. In addition, the 745 Atlantic Avenue Mortgage Loan is prepayable without penalty on or after April 11, 2025.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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Sources and Uses

Sources			Uses
Original loan amount	$70,000,000	59.1%	Purchase price	$114,500,000	96.6%
Sponsor’s new cash contribution	48,501,761	40.9	Reserves	3,448,878	2.9
			Closing costs	552,883	0.5
Total Sources	$118,501,761	100.0%	Total Uses	$118,501,761	100.0%

The Property. The 745 Atlantic Avenue Property is an 11-story, class A office building totaling 174,231 square feet and located in the central business district of Boston, Massachusetts. Built in 1988 and renovated in 2014, the 745 Atlantic Avenue Property is situated on a 0.5-acre parcel. The previous owner invested approximately $30.0 million to renovate the 745 Atlantic Avenue Property over the past 24 months, which renovations included a complete lobby renovation, elevator and mechanical upgrades and improvements to the building’s façade. The renovation modernized the 745 Atlantic Avenue Property’s lobby from traditional, corporate finishes to include reclaimed wood, polished porcelain tile and energy-efficient LED lighting. The 745 Atlantic Avenue Property contains 152 parking spaces within a three-level below-grade parking structure, which results in a parking ratio of 0.9 spaces per 1,000 square feet of rentable area. As of August 4, 2015, the 745 Atlantic Avenue Property was 99.9% leased and 90.8% physically occupied by four tenants (see “Major Tenants” section).

The 745 Atlantic Avenue Property serves as the Boston flagship location for the tenant WeWork, which accounts for 75.3% of the net rentable area and 73.8% of underwritten base rent on multiple leases expiring in April 2029. WeWork, which initially took occupancy of a single floor at the 745 Atlantic Avenue Property in October 2013 and expanded four times over 15 months, offers flexible workspaces from single desks to small offices to help entrepreneurs with their office space needs. As of May 2015, WeWork had more than 23,000 members and 32 locations including New York, Boston, Seattle, Los Angeles, San Francisco, Chicago, Washington, D.C., London, Amsterdam and Tel Aviv. In December 2014, WeWork closed an approximately $355.0 million funding round led by T. Rowe Price Associates, Wellington Management and Goldman Sachs Group that valued the company at approximately $5.0 billion. Investors from prior fund raises included J.P. Morgan Chase & Co., Harvard Management Co. and Benchmark.

The following table presents certain information relating to the tenancy at the 745 Atlantic Avenue Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
WeWork(2)(3)	NR/NR/NR	131,171	75.3%	$44.22	$5,800,345	73.8%	4/30/2029
Cambridge Consultants(4)(5)	NR/NR/NR	30,781	17.7%	$49.67	$1,528,932	19.5%	6/30/2024
Dain, Torpy, Le Ray, Weist & Garner, PC	NR/NR/NR	9,848	5.7%	$41.25	$406,230	5.2%	11/30/2021
Bloomberg, LP(6)	NR/NR/NR	2,225	1.3%	$55.49	$123,464	1.6%	1/31/2017
Occupied Collateral Total		174,025	99.9%	$45.16	$7,858,971	100.0%

Vacant Space(7)		206	0.1%

Collateral Total(8)		174,231	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through April 2016 totaling $44,129.
(2)	WeWork occupies eight office spaces totaling 125,710 square feet, one retail space comprising 5,332 square feet and one storage space comprising 129 square feet. The office spaces have Annual U/W Base Rent PSFs of $40.50 (three spaces totaling 58,417 square feet), $45.50 (two spaces totaling 35,318 square feet) and $48.50 (three spaces comprising 31,975 square feet); the retail space has an Annual U/W Base Rent PSF of $51.50; and the storage space has an Annual U/W Base Rent PSF of $16.28.
(3)	WeWork has a signed lease and is making rent payments for its 5,332-square-foot retail space but is not yet in occupancy. Build-out is expected to be completed in October 2015, and upon completion, a 1,775-square-foot portion of the space is expected to be subleased to La Colombe Holdings, Inc. to be operated as a coffee shop at a rental rate of $59.15 per square foot.
(4)	Cambridge Consultants (“Cambridge”) leases 10,545 square feet of office space with an Annual U/W Base Rent PSF of $50.00 (“Cambridge Expansion Space”) and 20,236 square feet of office space with an Annual U/W Base Rent PSF of $49.50.
(5)	Cambridge is not yet in occupancy of the Cambridge Expansion Space and is expected to begin construction of the build-out in January 2016. Cambridge will commence rental payments on the Cambridge Expansion Space on November 1, 2015. Gap rent related to the Cambridge Expansion Space was reserved at loan closing (see “Escrows” section).
(6)	Bloomberg LP occupies 2,078 square feet of retail space and 147 square feet of storage space with Annual U/W Base Rent PSF of $58.00 and $20.00, respectively.
(7)	The vacant space comprises one storage space.
(8)	The chart does not include the management office and storage space occupied by UPS, which have no leases in-place and no attributed net rentable area or underwritten base rent.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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The following table presents certain information relating to the lease rollover schedule at the 745 Atlantic Avenue Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	$0.00
2015	0	0	0.0%	0	0.0%	$0	$0.00
2016	0	0	0.0%	0	0.0%	$0	$0.00
2017	2	2,225	1.3%	2,225	1.3%	$123,464	$55.49
2018	0	0	0.0%	2,225	1.3%	$0	$0.00
2019	0	0	0.0%	2,225	1.3%	$0	$0.00
2020	0	0	0.0%	2,225	1.3%	$0	$0.00
2021	1	9,848	5.7%	12,073	6.9%	$406,230	$41.25
2022	0	0	0.0%	12,073	6.9%	$0	$0.00
2023	0	0	0.0%	12,073	6.9%	$0	$0.00
2024	2	30,781	17.7%	42,854	24.6%	$1,528,932	$49.67
2025	0	0	0.0%	42,854	24.6%	$0	$0.00
Thereafter	8	131,171	75.3%	174,025	99.9%	$5,800,345	$44.22
Vacant	0	206	0.1%	174,231	100.0%	$0	$0.00
Total/Weighted Average	13(4)	174,231	100.0%			$7,858,971	$45.16

(1)	Information obtained from the underwritten rent roll.
(2)	The table does not include the management office and storage space occupied by UPS, which have no leases in-place and no attributed net rentable area or underwritten base rent.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	The 745 Atlantic Avenue Property is occupied by four tenants subject to 13 leases.

The following table presents historical occupancy percentages at the 745 Atlantic Avenue Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)(2)	12/31/2014(1)	8/4/2015(3)(4)
88.5%	78.4%	93.9%	99.9%

(1)	Information obtained from the borrower.
(2)	Occupancy declined in 2013, as the former anchor tenant (Iron Mountain) vacated in multiple phases beginning in late 2013. The 745 Atlantic Avenue Property has averaged 94.6% occupancy since the first quarter of 2005.
(3)	Information obtained from the underwritten rent roll.
(4)	As of August 26, 2015, the 745 Atlantic Avenue Property was 99.9% leased and 90.8% physically occupied (see “Major Tenants” section).

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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745 ATLANTIC AVENUE

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the 745 Atlantic Avenue Property:

Cash Flow Analysis

	2013(1)	2014(1)	TTM 3/31/2015(1)	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$5,479,662	$5,732,775	$5,499,564	$7,858,971(2)	89.8%	$45.11
Grossed Up Vacant Space	0	0	0	3,090	0.0	0.02
Total Reimbursables	604,776	135,129	137,107	286,185	3.3	1.64
Other Income	991,315	910,976	926,265	992,836	11.3	5.70
Free Rent	0	(3,647,373)	(3,647,373)	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	0	(393,103)(3)	(4.5)	(2.26)
Effective Gross Income	$7,075,753	$3,131,508	$2,915,563	$8,747,978	100.0%	$50.21

Total Operating Expenses	$3,357,131	$2,850,475	$2,983,882	$3,107,951	35.5%	$17.84

Net Operating Income	$3,718,622	$281,033	($68,319)	$5,640,027	64.5%	$32.37
TI/LC	0	0	0	296,873	3.4	1.70
Capital Expenditures	0	0	0	43,558	0.5	0.25
Net Cash Flow	$3,718,622	$281,033	($68,319)	$5,299,596	60.6%	$30.42

NOI DSCR	1.25x	0.09x	(0.02x)	1.90x
NCF DSCR	1.25x	0.09x	(0.02x)	1.79x
NOI DY	5.3%	0.4%	(0.1%)	8.1%
NCF DY	5.3%	0.4%	(0.1%)	7.6%

(1)	Net Operating Income in 2013, 2014 and TTM 3/31/2015 was lower than the underwritten level, as the former anchor tenant, Iron Mountain, vacated the property in multiple phases beginning in late 2013. WeWork signed an initial lease commencing in October 2013 for 20,400 square feet and expanded multiple times (17,616 square feet in January 2014; 55,719 square feet in May 2014; 5,332 square feet in December 2014; and 31,975 square feet in January 2015). WeWork’s rent commencement dates ranged from October 2014 to April 2015. Cambridge Consultants signed an initial lease commencing July 2014 for 20,236 square feet and has signed a lease for the 10,545-square-foot Cambridge Expansion Space with a rent commencement date in November 2015.
(2)	U/W Base Rent includes contractual rent steps through April 2016 totalling $44,129.
(3)	The underwritten economic vacancy is 5.0%. The 745 Atlantic Avenue Property was 99.9% leased and 90.8% physically occupied as of August 26, 2015.

Appraisal. As of the appraisal valuation date of June 30, 2015, the 745 Atlantic Avenue Property had an “as-is” appraised value of $114,800,000.

Environmental Matters. According to a Phase I environmental site assessment dated May 6, 2015, there was no evidence of any recognized environmental conditions at the 745 Atlantic Avenue Property.

Market Overview and Competition. The 745 Atlantic Avenue Property is located within the central business district of Boston, Massachusetts, approximately five miles southwest of Boston Logan International Airport. The 745 Atlantic Avenue Property benefits from its location directly across from South Station, one of Boston’s major transportation hubs with access to Amtrak, MTBA Commuter Rail and bus services. Additionally, the 745 Atlantic Avenue Property is less than one block away from an MBTA Red Line stop, which connects to Cambridge, and an MBTA Silver Line stop. The 745 Atlantic Avenue Property is situated within a well-established neighborhood with predominantly office, residential and retail uses and an array of nearby shops and restaurants. Situated between downtown Boston and the Seaport District, the surrounding neighborhood attracts innovative office tenants due to its live/work/play environment.

The Boston area is home to approximately 50 higher education establishments, including Harvard and MIT, and serves as a hub for life sciences research and high tech companies. In 2014, Massachusetts-based companies received over $3.5 billion in venture capital investment, behind only California in terms of total investment. In addition, during 2014, 23 Boston-area companies completed IPOs for a total of $2.5 billion. Over 40.0% of college graduates stay in the Boston area after graduation, leading to a young, highly educated population. Approximately 35.0% of Boston’s population is between the ages of 20 and 34 (compared to 20% nationwide), and over 42.0% of the city’s population holds a bachelor’s degree or higher (compared to 28% nationwide).

According to a third-party market research report, the 745 Atlantic Avenue Property is located within the Midtown submarket of the Boston office market. As of the second quarter of 2015, the submarket reported an inventory of 114 office properties totaling approximately 5.7 million square feet with a 3.7% vacancy rate. The appraiser concluded to market rents for the 745 Atlantic Avenue Property of $46.00 per square foot, modified gross, for office space on floors 1-8; $49.00 per square foot, modified gross, for office space on floors 9-11; and $15.00 per square foot, gross, for storage space. Overall, the appraiser concluded that the in-place rents at the 745 Atlantic Avenue Property are approximately 4.8% below market levels.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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745 ATLANTIC AVENUE

The following table presents certain information relating to comparable office properties for the 745 Atlantic Avenue Property:

Competitive Set(1)

	745 Atlantic Avenue (Subject)	Two Financial Center	101 Federal Street	50 Milk Street	225 Franklin Street	100 Summer Street	Seaport East
Location	Boston, MA	Boston, MA	Boston, MA	Boston, MA	Boston, MA	Boston, MA	Boston, MA
Distance from Subject	--	0.1 mile	0.4 mile	0.5 mile	0.5 mile	0.3 mile	1.0 mile
Property Type	Office	Office	Office	Office	Office	Office	Office
Year Built/Renovated	1988/2014	2009/NAV	1988/2000	1981/NAV	1966/1990	1974/1999	2000/NAV
Stories	11	12	31	21	33	32	16
Total GLA	174,231 SF	220,000 SF	564,101 SF	340,318 SF	943,605 SF	1,034,605 SF	503,834 SF
Occupancy	100%	100%	84%	88%	93%	75%	96%

(1)	Information obtained from the appraisal and a third party market research report. The appraisal did not include a competitive set; the properties shown were provided as rent comparables.

The Borrower. The borrower is OPG 745 Atlantic Owner (DE) LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 745 Atlantic Avenue Mortgage Loan. The borrower has liability for certain nonrecourse carveouts under the 745 Atlantic Avenue Mortgage Loan.

The Sponsor. The sponsor is OPG Investment Holdings US Inc., a subsidiary of Oxford Properties Group (“Oxford”). Oxford is wholly owned by Ontario Municipal Employees Retirement System, one of Canada’s largest pension funds with approximately $72.0 billion in net assets. Established in 1960, Oxford is a global real estate investor, developer and manager with investments in office, retail, industrial, multifamily and hotel properties. Headquartered in Toronto with offices in Canada, New York, London, Boston and Washington, D.C., Oxford currently owns and manages a global real estate portfolio valued at approximately $33.0 billion. Oxford’s real estate portfolio consists of over 100 properties totaling nearly 48.0 million square feet of commercial space, over 15,000 residential units and 3,500 hotel rooms. Including the 745 Atlantic Avenue Property, Oxford owns and manages a portfolio of approximately 3.0 million square feet in Boston and Cambridge, Massachusetts.

Escrows. The loan documents provide for upfront deposits of $337,093 for a rent concession reserve ($210,950 for future rent abatements related to Cambridge Consultants and $126,143 for gap rent related to the Cambridge Expansion Space), $1,784,225 for existing tenant improvements and leasing commissions ($1,151,525 related to WeWork and $632,700 related to Cambridge Consultants) and $1,327,560 for deferred maintenance. The loan documents do not require monthly escrows for taxes, insurance, replacement reserves or tenant improvements and leasing commissions provided no Cash Trap Event Period (see “Lockbox and Cash Management” section) has occurred and is continuing. In lieu of any such escrows, the borrower may deliver a letter of credit or guaranty from an affiliate satisfying certain rating criteria of up to $5,000,000 (or, provided certain financial covenants are met, up to $20,000,000) of such escrows.

Lockbox and Cash Management. The 745 Atlantic Avenue Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct tenants to pay their rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within one business day of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds are distributed to the borrower. During a Cash Trap Event Period, all funds are swept to a lender-controlled cash management account. During a Cash Trap Event Period triggered by clause (iii) in the paragraph below, all excess funds will be swept to a subaccount for the payment of potential re-leasing expenses related to the WeWork space (the “WeWork Reserve Subaccount”).

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence of an event of default; (ii) the debt service coverage ratio being less than 1.20x at the end of any calendar month; or (iii) the occurrence of a WeWork Trigger Event (as defined below). A Cash Trap Event Period will end, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters; and with regard to clause (iii), the date on which the aggregate amount of funds deposited in the WeWork Reserve Subaccount equals or exceeds the applicable WeWork Reserve Cap (as defined below).

A “WeWork Trigger Event” will occur upon the earlier of (1) WeWork, together with any of its clients operating in its space, failing to lease and pay rent with respect to at least 50.0% of the WeWork space; (2) any voluntary or involuntary bankruptcy filing filed by or against WeWork; (3) WeWork making an assignment for the benefit of creditors; or (4) WeWork becoming insolvent or unable to pay its debts as they become due.

The “WeWork Reserve Cap” is an amount equal to the product of (a) the net rentable square footage of the WeWork space that is unoccupied or dark and (b) $25.00. With regard to a WeWork Trigger Event triggered by clause (1) above, the WeWork Reserve Cap will be reduced proportionately if (I) any of the WeWork space is re-leased; (II) all tenant obligations have been paid with respect to such re-leased space; and (III) the replacement tenant has unconditionally accepted possession of such re-leased space (“Proportionate WeWork Reduction”). A Proportionate WeWork Reduction does not apply to a WeWork Trigger Event triggered by clauses (2) through (4) above.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

5

745 ATLANTIC AVENUE

Property Management. The 745 Atlantic Avenue Property is managed by an affiliate of the borrower.

Assumption. The borrower has a two-time right to transfer the 745 Atlantic Avenue Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the transferee satisfies certain specified criteria including value of real estate owned or under management and experience, or the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from Fitch, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2015-C31 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Philadelphia Design & Distribution Center Property (provided that the borrower is not required to pay terrorism insurance premiums in excess of two times the premium for all risk and business interruption coverage if Terrorism Risk Insurance Program Reauthorization Act is no longer in effect), as well as business interruption insurance covering no less than the 36-month period following the occurrence of a casualty event.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

6

No. 2 – Sheraton Lincoln Harbor Hotel

Loan Information				Property Information
Mortgage Loan Seller:	Rialto Mortgage Finance, LLC			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Hospitality
Original Principal Balance(1):	$60,000,000			Specific Property Type:	Full Service
Cut-off Date Principal Balance(1):	$60,000,000			Location:	Weehawken, NJ
% of Initial Pool Balance:	[ ]%			Size(2):	358 Rooms
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per Room(1)(3):	$223,464
Borrower Name:	River-PW Hotel Limited Partnership			Year Built/Renovated:	1991/2010
Sponsor:	Hartz Financial Corp.			Title Vesting:	Fee
Mortgage Rate:	4.990%			Property Manager:	Self-managed
Note Date:	October 1, 2015			3rd Most Recent Occupancy (As of):	80.5% (12/31/2012)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	82.7% (12/31/2013)
Maturity Date:	October 6, 2025			Most Recent Occupancy (As of):	84.5% (12/31/2014)
IO Period:	96 months			Current Occupancy (As of):	83.9% (TTM 7/31/2015)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$7,517,525 (12/31/2013)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$8,831,821 (12/31/2014)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of):	$8,649,021 (TTM 7/31/2015)
Lockbox Type:	Soft/Springing Cash Management
Additional Debt(1):	Yes			U/W Revenues:	$22,491,786
Additional Debt Type(1):	Pari Passu			U/W Expenses:	$13,268,309
				U/W NOI:	$9,223,477
				U/W NCF:	$8,211,347
				U/W NOI DSCR(1)(3):	1.79x
Escrows and Reserves(2):				U/W NCF DSCR(1)(3):	1.60x
				U/W NOI Debt Yield(1)(3):	11.5%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1)(3):	10.3%
Taxes	$0	Springing	NAP	As-Is Appraised Value(4):	$128,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	August 20, 2015
FF&E	$0	$86,891(2)	NAP	Cut-off Date LTV Ratio(1):	62.5%
Additional Room Reserve	$1,700,000	$0	NAP	LTV Ratio at Maturity or ARD(1):	60.7%

(1)	The Sheraton Lincoln Harbor Hotel Loan Combination, with an original balance totaling $80,000,000, is comprised of two pari passu notes (Notes A-1 and A-2). The controlling Note A-1 had an original principal balance of $60,000,000, has an outstanding principal balance as of the Cut-Off Date of $60,000,000 and will be contributed to the WFCM 2015-C31 Trust. The non-controlling Note A-2 had an original balance of $20,000,000 and is expected to be contributed to a future trust. All statistical information related to the balances per unit, loan-to-value ratios, debt service coverage ratios and debt yield are based on the Sheraton Lincoln Harbor Hotel Loan Combination.

(2)	See “Escrows” section.

(3)	The Sheraton Lincoln Harbor Hotel Property currently has 343 rooms. During the 1st Quarter of 2016, the borrower plans to reconfigure underutilized administrative and meeting space, adding an additional 15 rooms and bringing room count at the Sheraton Lincoln Harbor Hotel Property to 358 rooms. The Cut-off Date Balance and underwritten metrics are based on 358 rooms. $1,700,000 has been reserved for this renovation.

(4)	The appraiser concluded an “as-complete” appraised value of $130,000,000 with an “as-complete” valuation date of August 20, 2015 (assuming the completion of the 15-room expansion) and an “as-stabilized” appraised value of $143,000,000 with an “as-stabilized” valuation date of August 20, 2017. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the As-Stabilized value are 55.9% and 54.3, respectively.

The Mortgage Loan. The mortgage loan (the “Sheraton Lincoln Harbor Hotel Loan Combination”) is evidenced by two pari passu promissory notes (Notes A-1 and A-2) secured by a first mortgage encumbering the fee interest in a full-service hotel located in Weehawken, New Jersey (the “Sheraton Lincoln Harbor Hotel Property”). The Sheraton Lincoln Harbor Hotel Loan Combination was originated on October 1, 2015 by Rialto Mortgage Finance, LLC. The Sheraton Lincoln Harbor Hotel Loan Combination had an original principal balance of $80,000,000, has an outstanding principal balance as of the Cut-off Date of $80,000,000 and accrues interest at an interest rate of 4.990% per annum. The Sheraton Lincoln Harbor Hotel Loan Combination had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments for the first 96 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Sheraton Lincoln Harbor Hotel Loan Combination matures on October 6, 2025. See “Description of the Mortgage Pool –Loan Combinations- The Sheraton Lincoln Harbor Hotel Loan Combination” and “Servicing of the Mortgage Loans and Administration of the Trust Fund in the Free Writing Prospectus.

The controlling Note A-1 will be contributed to the WFCM 2015-C31 Trust, had an original principal balance of $60,000,000 and has an outstanding principal balance as of the Cut-off Date of $60,000,000. Note A-2 (the “Sheraton Lincoln Harbor Hotel Companion Loan”), which represents the non-controlling interest in the Sheraton Lincoln Harbor Hotel Loan Combination, had an original

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

7

SHERATON LINCOLN HARBOR HOTEL

principal balance of $20,000,000 and is expected to be contributed to a future trust. The lender provides no assurances that the Note A-2 will not be split further.

Following the lockout period, the borrower has the right to defease the Sheraton Lincoln Harbor Hotel Loan Combination in whole, but not in part, on any date before July 6, 2025. In addition, the Sheraton Lincoln Harbor Hotel Loan Combination is prepayable without penalty on or after July 6, 2025.

Sources and Uses

Sources			Uses
Original loan amount	$80,000,000	100.0%	Loan Payoff	$58,865,158	73.6%
			Reserves	1,700,000	2.1
			Closing costs	682,339	0.9
			Return of equity	18,752,503	23.4
Total Sources	$80,000,000	100.0%	Total Uses	$80,000,000	100.0%

The Property. The Sheraton Lincoln Harbor Hotel Property is a 358 room (including the additional 15-rooms that are expected to be added to the hotel in early 2016), 10-story, full-service hotel located in Weehawken, New Jersey, diretly across the Hudson River from Manhattan. The Sheraton Lincoln Harbor Hotel Property is situated on 1.0 acres with the main tower originally constructed in 1991 and operating as an AmeriSuites hotel. In 1999, the west tower was constructed and the hotel was converted to the Sheraton flag. The buildings are interconnected, and the west tower is accessed via an enclosed corridor from the south side of the main tower. The Sheraton Lincoln Harbor Hotel Property’s main tower is accessible off Harbor Boulevard via a driveway marked by an attached porte cochere, and there is an additional entrance to the lobby from the parking lot area to the rear of the main tower. The first floor of the main tower accommodates the lobby, registration desk, Sheraton Link (business center), restaurant, lounge, kitchen, fitness center, indoor pool, meeting space, and administrative areas. From 2009 to 2010, the Sheraton Lincoln Harbor Hotel Property underwent a $13.5 million ($39,359 per room) four-phase property improvement plan, which included renovation, improvements and upgrades to the lobby, guestroom design package, guest room corridors, guest room interiors, the Sheraton Lincoln Harbor Hotel Property’s exterior as well as updates to the fitness center equipment and meeting space equipment and soft goods. Other amenities at the Sheraton Lincoln Harbor Hotel Property include the Sheraton Club lounge, which provides exclusive access for complimentary breakfast, all-day snacks and beverages, free Wi-Fi, and personalized service to VIP and Club guests, located on the top floor of the west tower.

Guestrooms are located on levels 2-10 of each building and are configured as suites that feature floor plans with sitting areas in addition to the bedroom. The guestroom mix includes 176 king bedrooms, 150 double/double bedrooms, nine executive suites and eight queen bedrooms. Guestrooms offer the Sheraton Sweet Sleeper bed package, one or two beds, dressers, sleeper-sofa, coffee table, upholstered armchair, ottoman, desk and chair, end table, and lamps. Additional, in-room amenities include a built-in hair dryer, iron and board, two-line phone, safe, microwave, mini-refrigerator, coffee maker, wireless high-speed Internet access, as well as a 32” or 37” flat panel television. The bathrooms feature a tub and shower combination with separate vanity area.

A planned renovation budgeted at approximately $1.7 million (approximately $113,333 per additional room) will increase the guestroom count to 358 guestrooms by converting the existing administrative and meeting rooms on the second floor into 15 additional guestrooms. The second floor renovations will take place in January and February of 2016, and will include eliminating the second floor meeting space and relocating the administrative offices to the old restaurant space on the first floor as part of the ongoing restaurant renovation. The restaurant and lounge are located east of the main lobby on the first floor and total 7,100 square feet. The restaurant and lounge are undergoing a $500,000 renovation with expected completion in October 2015 and includes the addition of an entrance from the exterior of the Sheraton Lincoln Harbor Hotel Property as well as two private dining rooms that can seat 80 and 60 people each. The restaurant and lounge are leased to a borrower affiliated entity, Harbor Boulevard Restaurant, under a 50-year lease that expires on September 26, 2039, with six, eight-year renewal options remaining. In lieu of paying rent, the restaurant contributes $108,131 annually to debt service and also pays an additional charge equal to 4.0% of gross sales for room and banquet services.

Parking is provided on a parcel located adjacent to the Sheraton Lincoln Harbor Hotel Property for which there are 202 surface parking spaces resulting in a parking ratio of 0.6 spaces per room (based on 358 rooms). Parking is available to guests at the Sheraton Lincoln Harbor Hotel Property on an exclusive basis between the hours of 6:00pm and 8:00am Monday through Friday and at all other times on a non-exclusive basis. The 20-year franchise agreement with The Sheraton LLC expires March 16, 2029.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

8

SHERATON LINCOLN HARBOR HOTEL

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash Flow at the Sheraton Lincoln Harbor Hotel Property:

Cash Flow Analysis

	2013	2014	TTM 7/31/2015	U/W	% of Total Revenue	U/W $ per Room(1)
Occupancy	82.7%	84.5%	83.9%	83.9%
ADR	$187.35	$196.62	$197.32	$197.37
RevPAR	$154.98	$166.23	$165.59	$165.59

Total Revenue	$20,217,239	$21,731,120	$21,537,690	$22,491,786	100.0%	$62,826
Total Department Expenses	4,827,877	4,819,385	4,803,125	5,013,164	22.3	14,003
Gross Operating Profit	$15,389,362	$16,911,735	$16,734,564	$17,478,623	77.7%	$48,823

Total Undistributed Expenses	6,376,653	6,518,952	6,619,767	6,728,867	29.9	18,795
Profit Before Fixed Charges	$9,012,708	$10,392,783	$10,114,797	$10,749,756	47.8%	$30,027

Total Fixed Charges	1,495,183	1,560,962	1,465,777	1,526,279	6.8	4,263

Net Operating Income	$7,517,,525	$8,831,821	$8,649,021	$9, 223,477	41.0%	$25,764
FF&E	1,020,135	1,088,225	964,753	1,012,130	4.5	2,827
Net Cash Flow	$6,497,390	$7,743,597	$7,684,268	$8,211,347	36.5%	$22,937

NOI DSCR	1.46x	1.72x	1.68x	1.79x
NCF DSCR	1.26x	1.50x	1.49x	1.60x
NOI DY	9.4%	11.0%	10.8%	11.5%
NCF DY	8.1%	9.7%	9.6%	10.3%

(1)	Based on 358 rooms. The Sheraton Lincoln Harbor Hotel Property currently has 343 rooms. During the 1st Quarter of 2016, the borrower plans to reconfigure underutilized administrative and meeting space, adding an additional 15 rooms and bringing room count at the Sheraton Lincoln Harbor Hotel Property to 358 rooms. The Cut-off Date Balance and underwritten metrics are based on 358 rooms. $1,700,000 has been reserved for this renovation.

Appraisal. As of the appraisal valuation date of August 20, 2015, the Sheraton Lincoln Harbor Hotel Property had an “as-is” appraised value of $128,000,000. The appraiser also concluded an “as-complete” appraised value of $130,000,000 with an “as-complete” valuation date of August 20, 2015 (assuming the completion of the 15-room expansion) and an “as-stabilized” appraised value of $143,000,000 with an “as-stabilized” valuation date of August 20, 2017.

Environmental Matters. According to a Phase I environmental assessment dated August 21, 2015, there was no evidence of any recognized environmental conditions at the Sheraton Lincoln Harbor Hotel Property.

Market Overview and Competition. The Sheraton Lincoln Harbor Hotel Property is located along the banks of the Hudson River at the southeast corner of 19th Street and Harbor Boulevard within the Lincoln Harbor neighborhood of Weehawken’s Waterfront district. The Lincoln Harbor neighborhood sits across the river from New York City and is accessible via the Lincoln Tunnel which leads into the city’s Hudson Yards and Garment District to the east. Lincoln Harbor serves as one of two major waterfront developments in Weehawken, which has experienced growth along the western shores of the Hudson River over the past decade. Lincoln Harbor is a 60.0-acre mixed use development opposite midtown Manhattan that contains five office buildings totaling 1.53 million square feet completed from 1987 to 1989 and is occupied by UBS and Citicorp. One of the office buildings is being redeveloped as a 227-unit apartment building. Lincoln Harbor also accommodates more than 70,000 square feet of retail shops and restaurants, a 245-unit condominium, as well as a public park, 250 slip marina, and a waterfront walkway.

The Sheraton Lincoln Harbor Hotel Property is located in Weehawken, New Jersey, within the greater New York-Newark-Jersey City, NY-NJ-PA metropolitan statistical area. The NY-NJ-PA metropolitan statistical area has an estimated population of approximately 20.1 million. According to a third party report, the unemployment rate for the NY-NJ-PA metropolitan statistical area was 5.6% as of April 2015. In comparison, the unemployment rate in New Jersey was 6.2% and the national unemployment rate was 5.4% for the same period. The Sheraton Lincoln Harbor Hotel Property can be more specifically described as part of the Northern New Jersey region which extends 45.0 to 55.0 miles west of Midtown Manhattan in Hudson County. Hudson County benefits from a diverse economic base and convenient accessibility to public transportation into New York City via bus, rail, and waterway services. NJ Transit provides bus and rail service throughout the region and into New York City, with additional rail service provided by Amtrak, Conrail, and the Port Authority Trans Hudson (PATH). The region is also supported by the Newark-Liberty International Airport (approximately 13.0 miles southwest of the Sheraton Lincoln Harbor Hotel Property) which is the sixth largest airport in the world for passenger travel. Top employers within Hudson County primarily consist of financial services firms including UBS Financial Services, Bank of Tokyo Mitsubishi Trust, Insurance Service Office Inc., Goldman Sachs & Co. Inc., Mellon Bank, JP Morgan Chase Bank, and Citigroup Inc. Other top employers are positioned within the education, healthcare, government, distribution, and pharmaceutical sectors.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

9

SHERATON LINCOLN HARBOR HOTEL

The following table presents certain information relating to the Sheraton Lincoln Harbor Hotel Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Sheraton Lincoln Harbor Hotel			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
7/31/2015 TTM	77.2%	$203.70	$157.29	83.8%	$196.35	$164.61	108.6%	96.4%	104.7%
7/31/2014 TTM	80.0%	$197.89	$158.28	84.0%	$193.11	$162.12	105.0%	97.6%	102.4%
7/31/2013 TTM	79.6%	$191.07	$152.15	81.7%	$182.20	$148.78	102.5%	95.4%	97.8%

(1)	Information obtained from a third party hospitality research report dated August 18, 2015. The competitive set includes the following hotels: Hilton Meadowlands, Courtyard Jersey City Newport, Hyatt Regency Jersey City, Westin Jersey City, Renaissance Meadowlands Hotel and Doubletree Hotel Jersey City.

The Borrower. The borrower is River-PW Hotel Limited Partnership, a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Sheraton Lincoln Harbor Hotel Loan Combination. Hartz Financial Corp, the indirect owner of the borrower, is the guarantor of certain nonrecourse carveouts under the Sheraton Lincoln Harbor Hotel Loan Combination.

The Sponsor. The sponsor, Hartz Financial Corp., is a New Jersey corporation formed in 1997 and is a wholly-owned subsidiary of Hartz Mountain Industries, Inc., which is indirectly wholly-owned by The Hartz Group, Inc (“Hartz”). Hartz is a privately held enterprise with interests in real estate, oil, gas and financial management. The Hartz portfolio includes approximately 185 properties comprised of over 35.0 million square feet and 300.0 acres of land in the Northern New Jersey/New York area. The Hartz portfolio, is managed though its in-house property and asset management team, includes corporate offices, warehouse and distribution facilities, hotels, single and multi-family developments, retail centers, movie theaters, restaurants and land.

Escrows. The loan documents provide for an upfront escrow in the amount of $1,700,000 for an additional room reserve that will be used for the construction and addition of 15 rooms on the second floor of the Sheraton Lincoln Harbor Hotel Property. Within one year of the loan origination date, the borrower is required to either (i) complete all additional rooms or (ii) restore the Sheraton Lincoln Harbor Hotel Property to its original condition.

Monthly replacement reserves in an amount equal to 4% of operating income for the calendar month that is two months prior to when the deposit is to be made (initially estimated to be $86,891). Monthly reserves for real estate taxes and insurance are required only during the occurrence and continuation of a Cash Sweep Event (as defined below), in which case, the borrower will be required to deposit (i) to the real estate tax reserve, an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay real estate taxes over the then succeeding 12-month period; and (ii) to the insurance reserve, an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period.

Lockbox and Cash Management. The Sheraton Lincoln Harbor Loan Combination requires a lender-controlled lockbox account, which is already in place, and that all revenue from the Sheraton Lincoln Harbor Hotel Property is deposited into such lockbox account by the sponsor. Prior to the occurrence of a Cash Sweep Event (as defined below), all funds on deposit in the lockbox account are disbursed to the borrower. During a Cash Sweep, all funds in such lockbox account will be swept into a lender-controlled cash management account.

A “Cash Sweep Event” will commence upon the earlier of (i) the occurrence of an event of default (ii) the occurrence of a bankruptcy action of the borrower, the guarantor or the property manager that has not been dismissed within 60 days; or (iii) a DSCR Trigger Event (as defined below). A Cash Sweep Event will end with respect to clause (i), when such event of default has been cured; with respect to clause (ii), when such bankruptcy petition has been discharged or dismissed within 60 days or with respect to the property manager, upon the replacement of the property manager with a qualified property manager by the lender; and with respect to (iii), once the amortizing debt service coverage ratio is greater than 1.10x for six consecutive months, among other conditions.

A “DSCR Trigger Event” occurs upon any date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is less than 1.10x.

Property Management. The Sheraton Lincoln Harbor Hotel Property is managed by an affiliate of the borrower.

Assumption. The borrower has a right to transfer the Sheraton Lincoln Harbor Hotel Property any time one year following the origination date, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2015-C31 Certificates and similar confirmations from each rating agency rating any securities backed by the Sheraton Lincoln Harbor Hotel Companion with respect to the ratings of such securities.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

10

SHERATON LINCOLN HARBOR HOTEL

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Sheraton Lincoln Harbor Hotel Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

11

No. 3 – CityPlace I

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Office
Original Principal Balance(1):	$45,000,000			Specific Property Type:	CBD
Cut-off Date Principal Balance(1):	$45,000,000			Location:	Hartford, CT
% of Initial Pool Balance:	[ ]%			Size:	884,366 SF
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per SF(1):	$89.64
Borrower Name:	RP Asylum, LLC			Year Built/Renovated:	1983/2010
Sponsor:	Kevin McCall; John T. Caldwell			Title Vesting:	Fee
Mortgage Rate:	4.750%			Property Manager:	Self-managed
Note Date:	September 10, 2015			3rd Most Recent Occupancy (As of):	99.2% (12/31/2012)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	99.3% (12/31/2013)
Maturity Date:	September 11, 2025			Most Recent Occupancy (As of):	99.4% (12/31/2014)
IO Period:	120 months			Current Occupancy (As of):	94.0% (8/1/2015)
Loan Term (Original):	120 months
Seasoning:	2 months			Underwriting and Financial Information:
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			3rd Most Recent NOI (As of):	$9,061,072 (12/31/2013)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$8,787,487 (12/31/2014)
Call Protection(2):	L(26),D(90),O(4)			Most Recent NOI (As of):	$8,521,715 (TTM 7/31/2015)
Lockbox Type:	Hard/Upfront Cash Management
Additional Debt(1):	Yes
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$22,053,021
				U/W Expenses:	$13,489,391
Escrows and Reserves(3):				U/W NOI:	$8,563,631
				U/W NCF:	$7,155,402
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR(1):	2.24x
Taxes	$556,806	$324,801	NAP	U/W NCF DSCR(1):	1.87x
Insurance	$10,375	$10,373	NAP	U/W NOI Debt Yield(1):	10.8%
Replacement Reserves	$88,437	$88,473	NAP	U/W NCF Debt Yield(1):	9.0%
TI/LC Reserve	$3,000,000	$110,546	$4,500,000	As-Is Appraised Value:	$114,500,000
Tenant Specific TI/LC Reserve	$2,056,337	$0	NAP	As-Is Appraisal Valuation Date:	August 5, 2015
Rent Concession Reserve	$257,028	$0	NAP	Cut-off Date LTV Ratio(1):	69.2%
Environmental Reserve	$25,000	$0	NAP	LTV Ratio at Maturity or ARD(1):	69.2%

(1)	The CityPlace I Loan Combination, with an original balance totaling $79,275,000, is comprised of two pari passu notes (Notes A-1 and A-2). The controlling Note A-1 had an original principal balance of $45,000,000, has an outstanding principal balance as of the Cut-off Date of $45,000,000 and will be contributed to the WFCM 2015-C31 Trust. The non-controlling Note A-2 had an original balance of $34,275,000, has an outstanding principal balance as of the Cut-off Date of $34,275,000 and will be contributed to a future trust. All statistical information related to the balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the CityPlace I Loan Combination.
(2)	The lockout period will be at least 25 payments beginning with and including the first payment date of October 11, 2015. Defeasance of the CityPlace I Loan Combination is permitted on or after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized, and (ii) September 10, 2019. The assumed lockout period of 25 payments is based on the expected WFCM 2015-C31 Trust closing date in November 2015.
(3)	See “Escrows” section.

The Mortgage Loan. The mortgage loan is part of a loan combination (the “CityPlace I Loan Combination”) evidenced by two pari passu promissory notes (Notes A-1 and A-2) secured by a first mortgage encumbering a 39-story office building located in Hartford, Connecticut (the “CityPlace I Property”). The CityPlace I Loan Combination was originated on September 10, 2015 by Wells Fargo Bank, National Association. The CityPlace I Loan Combination had an original principal balance of $79,275,000, has an outstanding principal balance as of the Cut-off Date of $79,275,000 and accrues interest at an interest rate of 4.750% per annum. The CityPlace I Loan Combination had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest-only payments through the term of the CityPlace I Loan Combination. The CityPlace I Loan Combination matures on September 11, 2025. See “Description of the Mortgage Pool – Loan Combinations – CityPlace I Loan Combination” in the Free Writing Prospectus.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

12

CITYPLACE I

The controlling Note A-1 will be contributed to the WFCM 2015-C31 Trust, had an original principal balance of $45,000,000 and has an outstanding principal balance as of the Cut-off Date of $45,000,000. Note A-2 (the “CityPlace I Companion Loan”), which represents the non-controlling interest in the CityPlace I Loan Combination, had an original principal balance of $34,275,000 and will be contributed to a future trust. The lender provides no assurances that Note A-2 will not be split further.

Following the lockout period, the borrower has the right to defease the CityPlace I Loan Combination in whole, but not in part, on any date before June 11, 2025. In addition, the CityPlace I Loan Combination is prepayable without penalty on or after June 11, 2025.

Sources and Uses

Sources			Uses
Original loan amount	$79,275,000	65.8%	Purchase price	$113,250,000	94.0%
Sponsor’s new cash contribution	40,037,385	33.2	Reserves	5,993,983	5.0
Seller’s credit	1,185,001	1.0	Closing costs	1,253,404	1.0
Total Sources	$120,497,387	100.0%	Total Uses	$120,497,387	100.0%

The Property. The CityPlace I Property is a 39-story, landmark class A office tower totaling 884,366 square feet located in the Hartford, Connecticut central business district. Built in 1983, the CityPlace I Property originally served as the corporate headquarters for Aetna Life and Casualty and, through acquisitions, Travelers Insurance/Citigroup anchored the CityPlace I Property from 1996-2005 and then MetLife from 2005-2008. In October 2008 MetLife vacated the CityPlace I Property and in March 2009, United Healthcare Services, Inc. (“United Healthcare”) executed a lease for 421,528 square feet (47.7% of the net rentable area) and has since expanded to 444,735 square feet (50.3% of the net rentable area). The CityPlace I Property is comprised of two office and retail floors beneath 37 stories of office space, and the second floor incudes a full-service cafeteria that is leased to United Healthcare and is open to the public as well as a fitness center that is available to United Healthcare employees. The CityPlace I Property, the tallest building in Connecticut, has a saw-tooth design and, as a result, each office level is provided with at least 10 corner offices.

United Healthcare is the largest tenant representing 50.3% of the net rentable area, and has the right to rename the CityPlace I Property. In addition, United Healthcare completed a $34.0 million ($76 per square foot) renovation of its space in 2009-2010. Other major tenants include nationally recognized companies such as Bank of America, PricewaterhouseCoopers LLP, Willis HRH, Inc., Morgan Stanley Smith Barney, Wells Fargo Advisors and Deloitte & Touche USA LLP. Approximately 63.2% of the net rentable area at the CityPlace I Property is leased to investment grade tenants and the CityPlace I Property has averaged 94.8% occupancy since 2010. Parking is provided via a three-level below grade parking garage containing 333 parking spaces, of which 235 spaces are allocated to the CityPlace I Property, resulting in a parking ratio of 0.3 spaces per 1,000 square feet of rentable area. The remaining 98 parking spaces are for use by CityPlace II, which also shares the atrium and lobby area with the CityPlace I Property. As of August 1, 2015, the CityPlace I Property was 94.0% occupied by 21 tenants.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

13

CITYPLACE I

The following table presents certain information relating to the tenancy at the CityPlace I Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
United Healthcare	A-/A3/A+	444,735	50.3%	$10.00(3)	$4,232,070	30.2%	4/30/2023(4)(5)
Bank of America	A/Baa1/A-	68,931	7.8%	$24.59	$1,694,738	12.1%	3/31/2018(6)
McCarter & English LLP	NR/NR/NR	46,443	5.3%	$27.98	$1,299,480	9.3%	10/31/2018(7)
PricewaterhouseCoopers LLP	NR/NR/NR	46,374	5.2%	$26.00	$1,205,724	8.6%	6/30/2018(8)
Murtha Cullina LLP	NR/NR/NR	46,366	5.2%	$25.50	$1,182,333	8.4%	4/30/2020(9)
Willis HRH, Inc.	BBB-/Baa3/BBB-	41,349	4.7%	$26.72	$1,104,828	7.9%	6/30/2016(10)
Total Major Tenants		694,198	78.5%	$15.44	$10,719,173	76.5%

Non-Major Tenants(11)		136,697	15.5%	$24.09	$3,292,464	23.5%

Occupied Collateral Total		830,895	94.0%	$16.86	$14,011,637	100.0%

Vacant Space		53,471	6.0%

Collateral Total		884,366	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through May 1, 2016 totaling $306,226.
(3)	Annual U/W Base Rent PSF for United Healthcare excludes 21,528 square feet (2.4% of the net rentable area) of cafeteria space which has no associated rent. Annual U/W Base Rent PSF including the cafeteria space is $9.52 per square foot.
(4)	United Healthcare has the right to terminate space on any of floors 15-20 (totaling 138,719 square feet or 15.7% of the net rentable area) effective on any or all of the following dates: December 31, 2017; December 31, 2019 and/or December 31, 2020. With respect to any such termination, (i) the contraction space must (i) consist of a full floor or contiguous floors; (ii) United Healthcare must provide at least 15 months’ notice; and (iii) United Healthcare must pay a termination fee equal to unamortized landlord costs.
(5)	United Healthcare has either two 5-year or one 10-year renewal option.
(6)	Bank of America has two 5-year renewal options.
(7)	McCarter & English LLP has two 5-year renewal options.
(8)	PricewaterhouseCoopers LLP has either one 6-month or two 5-year renewal options.
(9)	Murtha Cullina LLP has two 5-year renewal options.
(10)	Willis HRH, Inc. has two 5-year renewal options.
(11)	Non-Major Tenants includes the mail room and management office totaling 2,596 square feet (0.3% of the net rentable area) which do not have leases or associated rent.

The following table presents certain information relating to the lease rollover schedule at the CityPlace I Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(4)	1	3,082	0.3%	3,082	0.3%	$6,000	$1.95
2015	1	0	0.0%	3,082	0.3%	$0	$0.00
2016	3	51,844	5.9%	54,926	6.2%	$1,338,687	$25.82
2017	3	8,333	0.9%	63,259	7.2%	$136,512	$16.38
2018	4	163,400	18.5%	226,659	25.6%	$4,243,262	$25.97
2019	3	59,577	6.7%	286,236	32.4%	$1,478,164	$24.81
2020	2	58,634	6.6%	344,870	39.0%	$1,507,435	$25.71
2021	1	3,702	0.4%	348,572	39.4%	$51,960	$14.04
2022	0	0	0.0%	348,572	39.4%	$0	$0.00
2023	1	444,735	50.3%	793,307	89.7%	$4,232,070	$10.00(5)
2024	0	0	0.0%	793,307	89.7%	$0	$0.00
2025	0	0	0.0%	793,307	89.7%	$0	$0.00
Thereafter	2	37,588	4.3%	830,895	94.0%	$1,017,547	$27.07
Vacant	0	53,471	6.0%	884,366	100.0%	$0	$0.00
Total/Weighted Average	21	884,366	100.0%			$14,011,637	$16.86

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	MTM includes the mail room and management office totaling 2,596 square feet (0.3% of the net rentable area) which do not have leases or associated rent.
(5)	Annual U/W Base Rent PSF for United Healthcare excludes 21,528 square feet (2.4% of the net rentable area) of cafeteria space which has no associated rent. Annual U/W Base Rent PSF including the cafeteria space is $9.52 per square foot.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

14

CITYPLACE I

The following table presents historical occupancy percentages at the CityPlace I Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	8/1/2015(2)
99.2%	99.3%	99.4%	94.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the CityPlace I Property:

Cash Flow Analysis

	2013	2014	TTM 7/31/2015	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$14,019,766	$14,081,900	$14,122,265	$14,011,637(1)	63.5%	$15.84
Grossed Up Vacant Space	0	0	0	1,386,003	6.3	1.57
Total Reimbursables	6,816,027	6,942,796	6,909,627	7,220,371	32.7	8.16
Other Income	158,527	164,389	127,610	127,610	0.6	0.14
Parking Income	784,300	797,507	819,265	847,165	3.8	0.96
Less Vacancy & Credit Loss	0	(41,819)	(41,819)	(1,539,764)(2)	(7.0)	(1.74)
Effective Gross Income	$21,778,620	$21,944,773	$21,936,948	$22,053,021	100.0%	$24.94

Total Operating Expenses	$12,717,548	$13,157,286	$13,415,233	$13,489,391	61.2%	$15.25

Net Operating Income	$9,061,072	$8,787,487	$8,521,715	$8,563,631	38.8%	$9.68
TI/LC	0	0	0	1,187,138	5.4	1.34
Capital Expenditures	0	0	0	221,092	1.0	0.25
Net Cash Flow	$9,061,072	$8,787,487	$8,521,715	$7,155,402	32.4%	$8.09

NOI DSCR	2.37x	2.30x	2.23x	2.24x
NCF DSCR	2.37x	2.30x	2.23x	1.87x
NOI DY	11.4%	11.1%	10.7%	10.8%
NCF DY	11.4%	11.1%	10.7%	9.0%

(1)	Base Rent includes contractual rent steps through May 1, 2016 totaling $306,226.
(2)	The underwritten economic vacancy is 10.0%. The CityPlace I Property was 94.0% physically occupied as of August 1, 2015.

Appraisal. As of the appraisal valuation date of August 5, 2015, the CityPlace I Property had an “as-is” appraised value of $114,500,000.

Environmental Matters. According to the Phase I environmental report dated August 7, 2015, there was no evidence of any recognized environmental conditions at the CityPlace I Property.

Market Overview and Competition. The CityPlace I Property is located in the Hartford, Connecticut central business district (“CBD”), approximately equidistant from New York, New York and Boston, Massachusetts. The CityPlace I Property has convenient access to Interstate 91 which provides north/south access throughout the state and Interstate 84 which provides east/west access. The Connecticut Governor is focused on revitalizing the Hartford CBD through a number of incentive programs in efforts to position the city as a true 24-hour destination, which has prompted a number of suburban companies and institutions to relocate into the city. In recent quarters, the CBD has seen the relocation of University of Connecticut’s West Hartford campus (approximately 130,000 square feet), CareCentrix (approximately 74,000 square feet), CohnReznick (approximately 50,000 square feet), Whittlesey & Hadley (approximately 25,000 square feet) and Backnine Networks (approximately 20,000 square feet), and several other companies are currently evaluating a downtown relocation. In addition, Hartford is witnessing a number of new residential developments and conversions with an anticipated delivery of more than 2,000 new residential units expected in the Hartford CBD in the coming quarters. Complementing the approximate $300.0 million of on-going residential development are a number of new retail and entertainment options. Most notably, the Front Street District has attracted Capital Grille, Nix’s Seafood, Ted’s Montana Grill, Infinity Music Hall & Bistro and Spotlight Theaters. In addition, the Connecticut Convention Center, Hartford Marriot Hotel and the Connecticut Science Center are located directly across the street from the Front Street District, with easy access to the riverfront. The XL Center, Hartford’s primary entertainment venue and second home to the University of Connecticut men’s and women’s basketball teams, is located across the street from the CityPlace I Property. In 2014, the Connecticut State Legislature approved $38.0 million for renovations to the XL Center that included improvements to the main concourse and concessions level, new signage and lighting, luxury seating and the installation of a new bar inside the arena. According to the appraisal, the estimated 2015 population within a one-, three- and five-mile radius of the CityPlace I Property was 23,416, 155,867 and 278,475, respectively, while the 2015 estimated average household income within the same radii was $42,214, $49,995 and $67,369, respectively.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

15

CITYPLACE I

According to the appraisal, the CityPlace I Property is located in the Hartford office market and the Downtown Hartford office submarket, which, as of the second quarter of 2015, comprises 38 buildings totaling approximately 7.7 million square feet of office space. As of the second quarter of 2015, the class A Downtown Hartford office submarket vacancy rate was 15.7% and the average class A asking rent within the submarket was $23.05 per square foot on a gross basis. Based on the mix of different office suites and floors, storage space, and retail components at the CityPlace I Property, the appraiser concluded to a blended market rate of $17.58 per square foot, gross, which implies that the CityPlace I Property’s blended underwritten rental rate of $17.41 per square foot, gross is slightly below market.

The following table presents certain information relating to comparable office properties for the CityPlace I Property:

Competitive Set(1)

	CityPlace I (Subject)	One Financial Plaza	One State Street	100 Pearl Street	Metro Center One
Location	Harford, CT	Harford, CT	Harford, CT	Harford, CT	Harford, CT
Distance from Subject	--	0.3 miles	0.7 miles	0.2 miles	0.5 miles
Property Type	Office	Office	Office	Office	Office
Year Built/Renovated	1983/2010	1974/2002	1982/NAV	1989/2008	1986/1998
Stories	39	26	24	17	12
Total GLA	884,366 SF	609,266 SF	468,162 SF	281,182 SF	293,639 SF
Total Occupancy	94%	91%	85%	96%	98%

(1) Information obtained from the appraisal and the underwritten rent roll.

The Borrower. The borrower is RP Asylum, LLC, a Delaware limited liability company which is a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the CityPlace I Loan Combination. Kevin McCall and John T. Caldwell are the guarantors of certain nonrecourse carveouts under the CityPlace I Loan Combination. In lieu of a nonrecourse carveout for losses related to the breach of any representation, warranty, covenant or indemnification provisions in the CityPlace I loan documents concerning environmental laws or hazardous substances, the borrower obtained a $3.0 million environmental insurance policy. There is no evidence of any recognized environmental conditions at the CityPlace I Property (see “Environmental Matters” section).

The Sponsor. The sponsors, Kevin McCall and John T. Caldwell, are the CEO and President, respectively, of Paradigm Properties (“Paradigm”), a private real estate investor and operator formed in 1997. Paradigm currently owns, manages or is in the process of developing 31 commercial real estate properties located in Massachusetts, Michigan, Ohio and the greater Philadelphia area. Mr. McCall and Mr. Caldwell both have over 30 years of real estate experience. The sponsors disclosed six prior defaults between 2004 and 2007. [X-Ref FWP]

Escrows. The loan documents provide for upfront reserves in the amount of $556,806 for real estate taxes; $10,375 for insurance premiums; $88,437 for replacement reserves; $3,000,000 for tenant improvements and leasing commissions (“TI/LC”); $2,056,337 for outstanding TI/LC obligations for Deloitte & Touche USA LLP ($1,236,644), Brown Rudnick ($598,970) and CBRE ($220,723); $257,028 for rent concessions related to the Deloitte & Touche USA LLP lease; and $25,000 for the environmental insurance deductible. The loan documents also provide for ongoing monthly escrows in the amount of $324,801 for real estate taxes, $10,373 for insurance premiums, $110,546 for TI/LC (subject to a cap of $4,500,000) and $88,437 for replacement reserves until the September 2021 payment date and $14,739 thereafter.

Lockbox and Cash Management. The CityPlace I Loan Combination requires a lender-controlled lockbox account, which is already in place, and that the borrower and property manager directs tenants to pay rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or property manager be deposited into such lockbox account within one business day of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds on deposit in the lockbox account are disbursed to the borrower. During a Cash Trap Event Period, all excess cash flow is swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the debt service coverage ratio being less than 1.20x; or (iii) the occurrence of a United Healthcare Trigger Event Period (as defined below). A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; with respect to clause (ii), upon the debt service coverage ratio being at least 1.20x for two consecutive calendar quarters; and with respect to clause (iii), upon the end of such United Healthcare Trigger Event Period. In the event that the Cash Trap Event Period results from a United Healthcare Trigger Event Period, the excess cash flow held by the lender will be capped at $13,350,000 (including any amounts held in the TI/LC reserve) or, in the case of a partial termination of the United Healthcare lease, as described in the United Healthcare Trigger Event Period.

A “United Healthcare Trigger Event Period” will commence upon the earlier of (i) United Healthcare or its parent company filing bankruptcy or an involuntary bankruptcy proceeding being filed against United Healthcare or its parent company; (ii) United Healthcare defaulting under its lease, entering into any material lease modification, terminating its lease or ceasing to be open for

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

16

CITYPLACE I

business; or (iii) United Healthcare exercising its option to terminate a portion of its space. A United Healthcare Trigger Event Period will end, with respect to clause (i), upon (A) a plan of reorganization being confirmed pursuant to a final order of the bankruptcy court and the lease being affirmed and assumed pursuant to the bankruptcy proceedings or (B) one or more acceptable replacement tenants leasing the United Healthcare space being open for business and paying unabated rent; with respect to clause (ii), upon (x) the lender receiving acceptable evidence that United Healthcare has resumed operations, (y) the default under the lease being cured or (z) one or more acceptable replacement tenants leasing the United Healthcare space being open for business and paying unabated rent; and with respect to clause (iii), excess cash flow being swept into the TI/LC reserve and the balance, inclusive of termination fees, reaching an amount equal to $30.00 per square foot of terminated space.

Property Management. The CityPlace I Office Property is managed by an affiliate of the borrower.

Assumption. The borrower has the two-time right to transfer the CityPlace I Property, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iii) rating agency confirmation from Fitch, Moody’s, and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2015-C31 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the CityPlace I Property. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

17

No. 4 –Courtyard Marriott - Tacoma

Loan Information	Property Information
Mortgage Loan Seller:	Société Générale	Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/Moody’s/Morningstar):	NR/NR/NR	Property Type:	Hospitality
Original Principal Balance:	$32,625,000	Specific Property Type:	Limited Service
Cut-off Date Principal Balance:	$32,625,000	Location:	Tacoma, WA
% of Initial Pool Balance:	[ ]%	Size:	162 Rooms
Loan Purpose:	Refinance	Cut-off Date Principal Balance Per Room:	$201,389
Borrower Name:	Tacoma Hospitality DE LLC	Year Built/Renovated:	2005/2014
Sponsor:	Hollander Properties, LLC; Marlo G. Hollander; Mark A. Hollander	Title Vesting:	Fee
Mortgage Rate:	4.600%	Property Manager:	Self-managed
Note Date:	October 9, 2015	3rd Most Recent Occupancy (As of):	78.8% (12/31/2012)
Anticipated Repayment Date:	NAP	2nd Most Recent Occupancy (As of):	82.0% (12/31/2013)
Maturity Date:	November 1, 2025	Most Recent Occupancy (As of):	81.5% (12/31/2014)
IO Period:	NAP	Current Occupancy (As of):	81.2% (7/16/2015)
Loan Term (Original):	120 months
Seasoning:	0 months	Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing Balloon	3rd Most Recent NOI (As of):	$3,118,356 (12/31/2013)
Interest Accrual Method:	Actual/360	2nd Most Recent NOI (As of)(2):	$3,156,638 (12/31/2014)
Call Protection:	L(24),D(89),O(7)	Most Recent NOI (As of)(2):	$3,824,594 (TTM 6/30/2015)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt:	None
Additional Debt Type:	NAP
U/W Revenues:	$9,276,386
U/W Expenses:	$5,582,745
U/W NOI:	$3,693,641
U/W NCF:	$3,229,822
U/W NOI DSCR:	1.84x
U/W NCF DSCR:	1.61x
Escrows and Reserves(1):	U/W NOI Debt Yield:	11.3%
U/W NCF Debt Yield:	9.9%
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraised Value:	$45,000,000
Taxes	$67,026	$33,513	NAP	As-Is Appraisal Valuation Date:	June 24, 2015
Insurance	$77,832	$5,987	NAP	Cut-off Date LTV Ratio:	72.5%
FF&E	$20,833	Springing	$0	LTV Ratio at Maturity or ARD:	58.8%

(1)	See “Escrows” section.
(2)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Courtyard Marriott - Tacoma Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in a limited service hotel located in Tacoma, Washington (the “Courtyard Marriott - Tacoma Property”). The Courtyard Marriott - Tacoma Mortgage Loan was originated on October 9, 2015 by Société Générale. The Courtyard Marriott - Tacoma Mortgage Loan had an original principal balance of $32,625,000, has an outstanding principal balance as of the Cut-off Date of $32,625,000 and accrues interest at an interest rate of 4.600% per annum. The Courtyard Marriott - Tacoma Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule. The Courtyard Marriott - Tacoma Mortgage Loan matures on November 1, 2025.

Following the lockout period, the borrower has the right to defease the Courtyard Marriott - Tacoma Mortgage Loan in whole, but not in part, on any date before May 1, 2025. In addition, the Courtyard Marriott - Tacoma Mortgage Loan is prepayable without penalty on or after May 1, 2025.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

18

COURTYARD MARRIOTT - TACOMA

Sources and Uses

Sources			Uses
Original loan amount	$32,625,000	100.0%	Loan payoff	$20,413,832	62.6%
			Reserves	165,691	0.5
			Closing costs	462,640	1.4
			Return of equity	11,582,837	35.5
Total Sources	$32,625,000	100.0%	Total Uses	$32,625,000	100.0%

The Property. The Courtyard Marriott - Tacoma Property is a six-story, 162-room limited service hotel located in the central business district of Tacoma, Washington, immediately adjacent to the Tacoma Convention and Trade Center, which offers 117,000 square feet of flexible event space. Built in 2005 and renovated in 2014, the Courtyard Marriott - Tacoma Property consists of two attached buildings. The Courtyard Marriott - Tacoma Property guestrooms configuration includes 60 king guestrooms, 92 double/queen guestrooms, four two-room suites and six premium suites. Amenities at the Courtyard Marriott - Tacoma Property include an indoor pool and spa, fitness center, guest laundry, meeting space and business center. The Courtyard Marriott - Tacoma Property contains four commercial tenants, including a full service restaurant, event center, spa and Union Bank branch. The Courtyard Marriott - Tacoma Property has seven parking spaces and a use agreement with the city of Tacoma for 80 offsite spaces at the Convention Center Parking Garage, which is located across the street from the Courtyard Marriott - Tacoma Property. The sponsor developed the Courtyard Marriott - Tacoma Property in 2005 at a cost of approximately $18.0 million and has invested over $9 million since opening, indicating a total cost basis of approximately $27 million. The Courtyard Marriott - Tacoma Property underwent an extensive renovation in 2014 in conjunction with a $2.8 million property improvement plan (“PIP”) to meet brand standards and update the suites, guestrooms, and the lobby breakfast area. The PIP guest room improvements included upgrades to the furniture, drapery, carpet and artwork. The Courtyard Marriott - Tacoma Property franchise agreement with Marriott International, Inc. expires in June 2025.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Courtyard Marriott - Tacoma Property:

Cash Flow Analysis

	2013	2014(1)	TTM 6/30/2015(1)	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	82.0%	81.5%	81.2%	81.2%
ADR	$144.30	$144.42	$154.67	$154.67
RevPAR	$118.28	$117.68	$125.60	$125.60

Total Revenue	$8,359,559	$8,240,179	$9,276,386	$9,276,386	100.0%	$57,262
Total Department Expenses	2,359,322	2,281,826	2,520,283	2,520,269	27.2	15,557
Gross Operating Profit	$6,000,237	$5,958,353	$6,756,103	$6,756,117	72.8%	$41,704

Total Undistributed Expenses	2,553,596	2,463,436	2,588,442	2,588,476	27.9	15,978
Profit Before Fixed Charges	$3,446,641	$3,494,917	$4,167,661	$4,167,641	44.9%	$25,726

Total Fixed Charges	328,285	338,279	343,067	474,000	5.1	2,926

Net Operating Income	$3,118,356	$3,156,638	$3,824,594	$3,693,641	39.8%	$22,800
FF&E	0	0	0	463,819	5.0	2,863
Net Cash Flow	$3,118,356	$3,156,638	$3,824,594	$3,229,822	34.8%	$19,937

NOI DSCR	1.55x	1.57x	1.91x	1.84x
NCF DSCR	1.55x	1.57x	1.91x	1.61x
NOI DY	9.6%	9.7%	11.7%	11.3%
NCF DY	9.6%	9.7%	11.7%	9.9%

(1)	Revenue increase from 2014 to TTM 6/30/2015 is due to renovations at the Courtyard Marriott – Tacoma Property which reduced available rooms by approximately 37.6 per night between January and February 2014, costing the Courtyard Marriott – Tacoma Property approximately $257,000. Additionally, food and beverage revenue increased by approximately $273,000 following PIP completion in 2014.

Appraisal. As of the appraisal valuation date of June 24, 2015, the Courtyard Marriott - Tacoma Property had an “as-is” appraised value of $45,000,000.

Environmental Matters. According to the Phase I environmental site assessment dated July 13, 2015, there was no evidence of any recognized environmental conditions at the Courtyard Marriott - Tacoma Property.

Market Overview and Competition. The Courtyard Marriott - Tacoma Property is located in downtown Tacoma, Washington, immediately adjacent to the Tacoma Convention and Trade Center, which offers approximately 119,000 square feet of flexible event space. Located approximately 30.0 miles southwest of Seattle, Tacoma is the third largest city in the State of Washington. Primary access to the Courtyard Marriott - Tacoma Property is available via Commerce Street with ingress and egress also available via Pacific Avenue, which is the primary north/south artery in downtown Tacoma. Located approximately 13.0 miles south of the Courtyard Marriott - Tacoma Property, the Joint Base Lewis-McChord military base is the largest employer in Tacoma. The second largest employer, located approximately 1.4 miles northwest of the Courtyard Marriott - Tacoma Property, is the Multicare Health

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

19

COURTYARD MARRIOTT - TACOMA

System, the largest provider of health care services in the city of Tacoma. Franciscan Health System is located less than half a mile south east of the Courtyard Marriott - Tacoma Property. Additionally, there are numerous museums in Downtown Tacoma, including the LeMay Automobile Museum and The Museum of Glass. Also, the University of Washington Tacoma Campus is situated on 46 acres less than half a mile south east of the Courtyard Marriott - Tacoma Property. According to the appraisal, demand segmentation at the Courtyard Marriott - Tacoma Property is 65.0% Commercial, 22.0% Meeting and Group and 13.0% Leisure/Tourism.

The following table presents certain information relating to the Courtyard Marriott - Tacoma Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Courtyard Marriott - Tacoma			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
6/30/2015 TTM	71.1%	$139.38	$99.05	80.8%	$155.37	$125.59	113.7%	111.5%	126.8%
6/30/2014 TTM	67.3%	$129.98	$87.51	76.2%	$143.80	$109.52	113.1%	110.6%	125.2%
6/30/2013 TTM	66.5%	$128.88	$85.74	79.3%	$142.08	$112.73	119.3%	110.2%	131.5%

(1)	Information obtained from a third party hospitality report dated July 17, 2015. The competitive set includes the following hotels: Hotel Murano, Courtyard Seattle Federal Way, Silver Cloud Inn Tacoma Waterfront, Hampton Inn Suites Tacoma Mall, and Holiday Inn Express & Suites Tacoma Downtown.

The Borrower. The borrower is Tacoma Hospitality DE LLC, a Delaware limited liability company and a single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Courtyard Marriott - Tacoma Mortgage Loan. Marlo G. Hollander is the guarantor of certain nonrecourse carveouts under the Courtyard Marriott - Tacoma Mortgage Loan.

The Sponsors. The sponsors are Hollander Properties, LLC, Marlo G. Hollander, and Mark A. Hollander. The sponsors have more than 50 years of combined of real estate experience owning and hotels, and currently have an ownership interest in six hotel properties in the Pacific Northwest region.

Operating Lessee. The borrower leases the Courtyard Marriott – Tacoma Property to Hollander Investments, Inc. (the “Courtyard Marriott – Tacoma Operating Lessee”), pursuant to an operating lease (the “Courtyard Marriott - Tacoma Operating Lease”). The Courtyard Marriott Tacoma Operating Lessee is an affiliate of the borrower. Pursuant to the Courtyard Marriott – Tacoma Operating Lease, the Courtyard Marriott - Tacoma Operating Lessee receives revenue from the operation of the Courtyard Marriott – Tacoma Property and pays the borrower, as rent, an amount equal to the debt service on the Courtyard Marriott – Tacoma Mortgage Loan, plus reserves and other costs of ownership, all taxes and insurance. The Courtyard Marriott – Tacoma Operating Lessee is not a single purpose bankruptcy remote entity. The Courtyard Marriott – Tacoma Operating Lessee is encumbered by the Courtyard Marriott – Tacoma Property mortgage. See “Risk Factors-Risks Related to the Mortgage Loans-The Borrower’s Form of Entity May Cause Special Risks” in the Free Writing Prospectus.

Escrows. The loan documents provide for upfront escrows in the amount of $67,026 for real estate taxes, $77,832 for insurance escrows, and $20,833 for FF&E. The loan documents provide for monthly escrows of $33,513 for real estate taxes and $5,987 for insurance.

Ongoing monthly capital expense reserves are not required as long as (i) the balance in the capital reserve subaccount is at least $250,000; (ii) the lender receives (no less frequently than every nine months) copies of a franchisor inspection report which shows required capital, ADA, fire and/or life safety repairs with an estimated cost less than or equal to $100,000 and the borrower provides evidence of completion of such repairs no later than 60 days after the Franchisor’s required completion date for such work; (iii) the Marriott Brand Standard Audit score of the Courtyard Marriott – Tacoma Property is no less than 85 as determined during the most recent annual property inspection conducted by a third party auditor; and (iv) the franchisor has not instituted a current PIP.

Lockbox and Cash Management. The Courtyard Marriott - Tacoma Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower directs tenants to pay their rents and all credit card companies under merchant agreements to pay receipts directly into such lockbox account. The loan documents also require that all rents received by the borrower or property manager are deposited into the lockbox account within one business day of receipt. Prior to a Cash Management Period (as defined below), all funds are required to be distributed to the borrower. During a Cash Management Period, all excess funds are swept to a lender controlled cash management account.

A “Cash Management Period” will commence upon (i) the occurrence and continuance of an event of default; (ii) the debt service coverage ratio falling below 1.20x for two consecutive calendar quarters; or (iii) the date that is 12 months before the expiration of the franchise agreement, if the term of the franchise agreement has not been extended for at least 10 years. A Cash Management Period will expire with respect to clause (i), upon the event of default being cured, provided no other event of default has occurred and is continuing; with respect to clause (ii), upon the debt service coverage ratio being at least 1.25x for two consecutive calendar quarters; with respect to clause and (iii), upon the franchise agreement being extended for at least 10 years or the borrower entering into a replacement franchise agreement in form and substance and with a franchisor reasonably acceptable to the lender and the balance in the capital reserve subaccount being equal to or exceeding 120% of the budget for any PIP required by the franchisor in connection with such extension, renewal or replacement of the franchise agreement.

Property Management. The Courtyard Marriott - Tacoma Property is managed by an affiliate of the borrower.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

20

COURTYARD MARRIOTT - TACOMA

Assumption. The borrower has the unlimited right to transfer the Courtyard Marriott - Tacoma Property provided that certain conditions are satisfied, including but not limited to (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee complies with single purpose bankruptcy remote entity requirements and the transferee and guarantor satisfy the lender’s credit review and underwriting standards; and (iii) the lender has received confirmation from Fitch, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2015-C31 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Courtyard Marriott - Tacoma Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic report indicated a probable maximum loss of 11%.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

21

No. 5 – 11 Madison Avenue

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/Moody’s/Morningstar):	TBD/A2 (sca.pd)/TBD			Property Type:	Office
Original Principal Balance(1):	$30,500,000			Specific Property Type:	CBD
Cut-off Date Principal Balance(1):	$30,500,000			Location:	New York, NY
% of Initial Pool Balance:	[ ]%			Size:	2,285,043 SF
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per SF(1):	$334.49
Borrower Names(2):	Various			Year Built/Renovated:	1932-1950/1994-1997, 2015
Sponsor:	SL Green Realty Corp.			Title Vesting(6):	Fee
Mortgage Rate:	3.5602%			Property Manager:	Self-managed
Note Date:	August 18, 2015			3rd Most Recent Occupancy (As of):	99.1% (12/31/2012)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	87.5% (12/31/2013)
Maturity Date:	September 6, 2025			Most Recent Occupancy (As of):	94.0% (12/31/2014)
IO Period:	120 months			Current Occupancy (As of)(7):	97.8% (8/1/2015)
Loan Term (Original):	120 months
Seasoning:	2 months			Underwriting and Financial Information:
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			3rd Most Recent NOI (As of):	$47,051,047 (12/31/2013)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$46,705,749 (12/31/2014)
Call Protection(3):	L(26),D(87),O(7)			Most Recent NOI (As of)(8):	$46,389,392 (TTM 5/31/2015)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt(1)(4):	Yes
Additional Debt Type(1)(4):	Pari Passu and subordinate notes; Mezzanine

				U/W Revenues:	$163,039,756
Escrows and Reserves(5):				U/W Expenses:	$53,546,158
				U/W NOI(8):	$109,493,598
Type:	Initial	Monthly	Cap (If Any)	U/W NCF(8):	$107,431,283
Taxes	$0	Springing	NAP	U/W NOI DSCR(1):	3.97x
Insurance	$0	Springing	NAP	U/W NCF DSCR(1):	3.89x
Replacement Reserve	$0	Springing	NAP	U/W NOI Debt Yield(1):	14.3%
Rollover Reserve	$0	Springing	NAP	U/W NCF Debt Yield(1):	14.1%
Lease Costs Reserve	$81,152,102	$0	NAP	As-Is Appraised Value(9):	$2,350,000,000
Sony Free Rent Reserve	$18,847,898	$0	NAP	As-Is Appraisal Valuation Date(9):	July 1, 2015
CS Sublease Reserve	$36,500,000	$0	NAP	Cut-off Date LTV Ratio(1)(9):	32.5%
Title Endorsement Reserve	$1,000	$0	NAP	LTV Ratio at Maturity or ARD(1)(9):	32.5%

(1)	The 11 Madison Avenue Loan Combination (as defined below), totaling $1,075,000,000, is comprised of 16 pari passu senior notes with an aggregate balance of $764,330,000 (Notes A-1-S1 through A-3-C2) and three subordinate notes with an aggregate balance of $310,670,000 (Notes B-1-S, B-2-S and B-3-S). The non-controlling senior Note A-3-C2 had an original balance of $30,500,000, has an outstanding principal balance of $30,500,000 as of the Cut-off Date and will be contributed to the WFCM 2015-C31 Trust. Nine of the senior notes with a combined outstanding principal balance of $397,530,000 and the three subordinate notes with a combined outstanding principal balance of $310,670,000 were contributed to the MAD 2015-11MD transaction. Note A-3-C1, which had an original principal balance of $35,000,000, was contributed to the WFCM 2015-NXS3 Trust; Note A-1-C1, which had an original principal balance of $70,000,000, is expected to be contributed to the COMM 2015-CCRE26 Trust; and the remaining four non-controlling notes, which had an aggregate original principal balance of $231,300,000, are expected to be contributed to future trusts. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the 16 senior notes. The Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NOI DY based on the combined senior notes and subordinate notes totaling $1,075,000,000 are 45.7%, 2.77x and 10.2%, respectively. The Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NOI DY based on the combined senior notes, subordinate notes and mezzanine debt (aggregate debt is $1.4 billion) are 59.6%, 1.97x and 7.8%, respectively.
(2)	See “The Borrowers” section.
(3)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of October 6, 2015. Defeasance of the 11 Madison Avenue Loan Combination is permitted on or after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized, and (ii) August 18, 2018. The assumed lockout period of 26 payments is based on the expected WFCM 2015-C31 Trust closing date in November 2015.
(4)	See “Subordinate and Mezzanine Indebtedness” section.
(5)	See “Escrows” section.
(6)	See “Condominium” section.
(7)	See “Historical Occupancy” section.
(8)	See “Cash Flow Analysis” section.
(9)	See “Appraisal” section. The appraiser also concluded to an “as-stabilized” value of $2,700,000,000 based on an “as-stabilized” valuation date of July 1, 2018, which results in an “as-stabilized” Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD of 28.3% based on the senior debt.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

22

11 MADISON AVENUE

The Mortgage Loan. The mortgage loan (the “11 Madison Avenue Loan Combination”) is evidenced by 16 pari passu senior promissory notes (Notes A-1-S1 through A-3-C2) and three subordinate notes (Notes B-1-S, B-2-S and B-3-S) secured by an office building located in New York, New York (the “11 Madison Avenue Property”). The 11 Madison Avenue Loan Combination was co-originated on August 18, 2015 by Wells Fargo Bank, National Association, German American Capital Corporation and Morgan Stanley Bank, N.A. The 11 Madison Avenue Loan Combination had an original principal balance of $1,075,000,000, has an outstanding principal balance as of the Cut-off Date of $1,075,000,000 and accrues interest at an interest rate of 3.5602% per annum. The 11 Madison Avenue Loan Combination had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest-only payments through the term of the 11 Madison Avenue Loan Combination. The 11 Madison Avenue Loan Combination matures on September 6, 2025. See “Description of the Mortgage Pool—Additional Indebtedness—Loan Combinations—The 11 Madison Avenue Loan Combination” and “Servicing of the Mortgage Loans and Administration of the Trust Fund” in the Free Writing Prospectus.

Note A-3-C2, which will be contributed to the WFCM 2015-C31 Trust, had an original principal balance of $30,500,000, has an outstanding principal balance as of the Cut-off Date of $30,500,000 and represents a senior pari passu non-controlling interest in the 11 Madison Avenue Loan Combination. Nine of the senior pari passu notes (Notes A-1-S1 through A-3-S3) and all of the subordinate notes, which were contributed to the MAD 2015-11MD Trust, had an original aggregate principal balance of $708,200,000 and will represent the controlling interest in the 11 Madison Avenue Loan Combination. Note A-3-C1, which had an original principal balance of $35,000,000, was contributed to the WFCM 2015-NXS3 Trust; Note A-1-C1, which had an original principal balance of $70,000,000, is expected to be contributed to the COMM 2015-CCRE26 Trust; and the remaining non-controlling notes, which had an aggregate original principal balance of $231,300,000, are expected to be contributed to future trusts. The lender provides no assurances that any non-securitized notes will not be split further.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-3-C2	$30,500,000	WFCM 2015-C31	No
A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-3-S1, A-3-S2, A-3-S3(1)	$397,530,000	MAD 2015-11MD	Yes(2)
B-1-S, B-2-S, B-3-S(1)	$310,670,000	MAD 2015-11MD	Yes(2)
A-1-C1(3), A-1-C2, A-1-C3	$209,600,000	GACC(4)	No
A-2-C1, A-2-C2	$91,700,000	MS(4)	No
A-3-C1(5)	$35,000,000	WFCM 2015-NXS3	No
Total	$1,075,000,000

(1)	Contributed to the MAD 2015-11MD Trust. The notes are originally held by GACC, MS and WFB.
(2)	The 11 Madison Avenue Loan Combination is serviced and administered according to the 11 MAD 2015-11MD Trust and Servicing Agreement.
(3)	The A-1-C1 note with an original balance of $70.0 million is expected to be contributed to the COMM 2015-CCRE26 transaction.
(4)	GACC – “German American Capital Corporation”; MS – “Morgan Stanley Bank, N.A.”; and WFB – “Wells Fargo Bank, N.A.”
(5)	Contributed to the WFCM 2015-NXS3 transaction.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

23

11 MADISON AVENUE

Following the lockout period, the borrowers have the right to defease the 11 Madison Avenue Loan Combination in whole, but not in part, on any date before March 6, 2025. In addition, the 11 Madison Avenue Loan Combination is prepayable without penalty on or after March 6, 2025. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) August 18, 2018.

Sources and Uses

Sources			Uses
Original loan combination amount	$1,075,000,000	42.2%	Purchase price(1)	$2,285,000,000	89.7%
Mezzanine A loan	150,000,000	5.9	Leasing/Base building costs	139,562,788	5.5
Mezzanine B loan	175,000,000	6.9	Reserves	100,000,000	3.9
Sponsor equity contribution	1,147,232,451	45.0	Closing costs	22,669,663	0.9
Total Sources	$2,547,232,451	100.0%	Total Uses	$2,547,232,451	100.0%

(1)	Purchase price includes the $39,000,000 CS Sublease Reserve. $2,500,000 of the CS Sublease Reserve was paid down at origination.

The Property. The 11 Madison Avenue Property consists of the fee interests in 27 condominium units and the leasehold interests in nine condominium units (see “Condominium” section) of a 29-story, 2,285,043 square foot, class A office tower located directly east of Manhattan’s Madison Square Park. The 11 Madison Avenue Property enjoys frontage on Madison Square Park and occupies an entire city “super block” between Park Avenue South, Madison Avenue, and East 24th and East 25th Streets. Developed by MetLife as part of its headquarters complex, the 11 Madison Avenue Property was constructed in three phases between 1932 and 1950: phase I - from 1932 to 1938, half of the building was built along Park Avenue between 24th and 25th Street; phase II - from 1938 to 1941, the northwest section of the building was completed; and phase III - from 1947 to 1950, the final phase, the southwest quadrant, was completed. Due to the Property’s unique and high quality construction, the 11 Madison Avenue Property was added to the National Register of Historic Places in 1996.

The 11 Madison Avenue Property was originally designed as a 100-story tower, which would have made it the tallest building in the world at that time. However, following the Great Depression, plans were scaled back to the building’s present 29-story design. The 11 Madison Avenue Property’s robust infrastructure was engineered to serve the 100-story design and features three chiller plants, seven generators, an uninterrupted power supply, abundant electric capacity with dual points of entry and 46 elevators including two additional elevators currently being constructed for Sony’s exclusive use. Between 1994 and 1997, Credit Suisse and MetLife collectively modernized the 11 Madison Avenue Property at a cost exceeding $700.0 million. During that time, MetLife invested $400.0 million in technological enhancements and established the 11 Madison Avenue Property as a sought after headquarter location due to its modern building systems, large floor plates, landmark status, and park-fronting location. Furthermore, during that time, Credit Suisse invested an additional $300.0 million to create its North American headquarters in the 11 Madison Avenue Property, adding dedicated emergency generators, supplemental HVAC systems, its own uninterrupted power supply facility (additionally upgraded for $30.0 million in 2011), and other miscellaneous electrical upgrades.

The 11 Madison Avenue Property is currently undergoing a number of base building projects totaling approximately $86.0 million, which, when combined with leasing commissions and Sony’s and Credit Suisse’s Landlord build-outs, will result in over $279.0 million of capital invested into the 11 Madison Avenue Property between 2015 and 2018. The capital will be invested to modernize and update the 11 Madison Avenue Property to current headquarters standard, including a new building management system, elevator modernization, chiller plant/cooling towers upgrade, increased ventilation capacity, private entrance and sky lobby for Sony, new 28th floor window line and a new usable rooftop garden. The 11 Madison Avenue Property has a strong long-term tenant base that includes two headquarters tenants (Credit Suisse and Sony, 55.4% and 25.3% of net rentable area, respectively), each of which has leases expiring beyond the term of the 11 Madison Avenue Loan Combination (with the exception of Credit Suisse’s space on the 11th and 13th floors and a portion of the first floor storage space).

Condominium. The 11 Madison Avenue Property is comprised of the fee interests in 27 condominium units and leasehold interests (with the reversionary right to the related fee simple interests) in nine condominium units of the borrowers. In 1993, Credit Suisse entered into an agreement with the New York City Industrial Development Agency (“NYC IDA”) and the 11 Madison Avenue Property was converted into separate condominium units for purposes of conveying the fee simple estate to the NYC IDA for those units which are leased to Credit Suisse in order to provide financing and tax benefits. The NYC IDA terminates on December 31, 2016 and, at that time, the fee interest in the nine condominium units will automatically revert to the borrowers. The 11 Madison Avenue Loan Combination provides that upon any such reversion of condominium units to the borrower, such condominium units will automatically be subject to the 11 Madison Avenue Loan Combination. The 11 Madison Avenue Loan Combination borrowers control the entire condominium board.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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The following table presents certain information relating to the tenancy at the 11 Madison Avenue Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Credit Suisse(2)	A/A1/A	1,079,655	47.2%	$63.98	$69,072,667	46.7%	5/31/2037(3)(4)
Credit Suisse (Option)(5)	A/A1/A	186,396	8.2%	$26.18	$4,879,731	3.3%	5/31/2017
Sony(6)	BB-/Ba1/BBB-	578,791	25.3%	$73.75(7)	$42,688,648(7)	28.9%	1/31/2031
Yelp	NR/NR/NR	152,232	6.7%	$85.00	$12,939,720	8.7%	4/30/2025
WME	NR/NR/NR	103,426	4.5%	$85.02	$8,793,250	5.9%	9/30/2030
Young & Rubicam, Inc.	BBB+/NR/BBB	99,107	4.3%	$74.65	$7,398,075	5.0%	3/30/2019
Total Major Tenants		2,199,607	96.3%	$66.27	$145,772,091	98.5%

Non-Major Tenants		34,571	1.5%	$62.06	$2,145,532	1.5%

Occupied Total		2,234,178	97.8%	$66.21	$147,917,623	100.0%

Vacant Space		50,865	2.2%

Collateral Total		2,285,043	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Credit Suisse recently signed a new lease for 1,079,655 square feet and Annual U/W Base Rent and Annual U/W Base Rent PSF for such space represents the rental rate commencing in June 2017 totaling $69,072,667 ($63.98 per square foot). Current annual rent for such space is $26,427,872 ($24.49 per square foot).
(3)	Credit Suisse has the right to (i) contract its space by one full floor effective between May 2022 and April 2027 with at least 15 months’ notice (“5 Year Option”); (ii) contract its space by one or two full floors (but only two full floors if the 5 Year Option has not been exercised) effective between May 2027 and April 2032 with 15 months’ notice (“10 Year Option); and (iii) contract its space on three full floors, reduced by any floors terminated under the 5 Year Option or 10 Year Option effective between May 2032 and April 2037 with 15 months’ notice. For each contraction option, a termination fee is required equal to the unamortized portion of the expenses as outlined in the lease.
(4)	Credit Suisse has 12 months of abated rent beginning in June 2032.
(5)	Consists of the below market rents on floors 11 and 13 as well as a portion of the first floor storage space. Credit Suisse has an option on this space to extend through 2037 at $73.81 PSF, which must be exercised by April 1, 2016.
(6)	The borrower currently leases a portion of Sony’s space from Credit Suisse and, in turn, subleases that space to Sony. Upon the expiration of Credit Suisse’s lease for that space on May 31, 2017, the sublease between the landlord and Sony will become a direct lease.
(7)	Sony received 12 months free rent commencing on the delivery date of each of its spaces; all remaining free rent following the origination date was reserved upfront.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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The following table presents certain information relating to the lease rollover schedule at the 11 Madison Avenue Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	$0.00
2015	0	0	0.0%	0	0.0%	$0	$0.00
2016(4)	2	2	0.0%	2	0.0%	$87,584	$43,792.00
2017(5)	3	198,966	8.7%	198,968	8.7%	$5,252,776	$26.40
2018	0	0	0.0%	198,968	8.7%	$0	$0.00
2019	1	99,107	4.3%	298,075	13.0%	$7,398,075	$74.65
2020	0	0	0.0%	298,075	13.0%	$0	$0.00
2021	0	0	0.0%	298,075	13.0%	$0	$0.00
2022	0	0	0.0%	298,075	13.0%	$0	$0.00
2023	0	0	0.0%	298,075	13.0%	$0	$0.00
2024	0	0	0.0%	298,075	13.0%	$0	$0.00
2025	1	152,232	6.7%	450,307	19.7%	$12,939,720	$85.00
Thereafter(5)	4	1,783,871	78.1%	2,234,178	97.8%	$122,239,468	$68.52
Vacant	0	50,865	2.2%	2,285,043	100.0%	$0	$0.00
Total/Weighted Average	11	2,285,043	100.0%			$147,917,623	$66.21

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination or contraction options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	2016 includes two antenna leases with 1 square foot attributed to each lease.
(5)	Credit Suisse occupies multiple suites with 1,079,655 square feet (47.2% of the net rentable area) on leases expiring on May 31, 2037 and 186,396 (8.2% of the net rentable area) on leases expiring on May 31, 2017. Credit Suisse has an option to extend the lease on the 186,396 square feet through May 31, 2037 by providing notice by April 1, 2016.

The following table presents historical occupancy percentages at the 11 Madison Avenue Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	8/1/2015(2)(3)
99.1%	87.5%	94.0%	97.8%

(1)	Information obtained from the borrowers.
(2)	Information obtained from the underwritten rent roll.
(3)	As of August 1, 2015, the 11 Madison Avenue Property was 97.8% leased; Sony (25.3% of the net rentable area) and WME (4.5% of the net rentable area) have taken possession of their respective spaces and are currently completing their buildouts.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the 11 Madison Avenue Property:

Cash Flow Analysis

	2013	2014	TTM 5/31/2015	Year 3 Budget	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$52,888,225	$52,592,579	$53,715,326(1)	$154,501,514	$147,917,623(1)	90.7%	$64.73
Straight Line Rents	0	0	0	0	$1,932,702(2)	1.2	0.85
Grossed Up Vacant Space	0	0	0	0	4,796,680	2.9	2.10
Total Reimbursables	15,059,977	14,780,924	13,408,807	3,799,446	5,509,992	3.4	2.41
Other Income(3)	2,724,962	2,996,156	3,461,086	8,005,327	7,679,439	4.7	3.36
Less Vacancy & Credit Loss	(725,384)	(488,860)	(319,721)	0	(4,796,680)(4)	(2.9)	(2.10)
Effective Gross Income	$69,947,780	$69,880,799	$70,265,498	$166,306,287	$163,039,756	100.0%	$71.35

Total Operating Expenses	$22,896,733	$23,175,050	$23,876,107	$53,628,277	$53,546,158(5)	32.8%	$23.43

Net Operating Income	$47,051,047	$46,705,749	$46,389,392	$112,678,010	$109,493,598	67.2%	$47.92
TI/LC	0	0	0	0	1,605,307	1.0	0.70
Capital Expenditures	0	0	0	0	457,009	0.3	0.20
Net Cash Flow	$47,051,047	$46,705,749	$46,389,392	$112,678,010	$107,431,283	65.9%	$47.01

NOI DSCR(6)	1.71x	1.69x	1.68x	4.08x	3.97x
NCF DSCR(6)	1.71x	1.69x	1.68x	4.08x	3.89x
NOI DY(6)	6.2%	6.1%	6.1%	14.7%	14.3%
NCF DY(6)	6.2%	6.1%	6.1%	14.7%	14.1%
(1)	The increase in U/W Base Rent over TTM 5/31/2015 Base Rent is due in part to Credit Suisse executing a lease extension for 1,079,655 square feet (47.2% of net rentable area) commencing on June 1, 2017 increasing its total base rent by $42.6 million and Sony executing a lease in February 2015 for 578,791 square feet (25.3% of net rentable area) with annual rent of $42.7 million.
(2)	Straight Line Rents is equal to the difference between Sony’s annual base rent during the first calendar year in which it will make rent payments and the average rent for Sony’s space over the 11 Madison Avenue Loan Combination term.
(3)	Other Income includes percentage rent, sundry income, tenant utility billbacks and miscellaneous revenue.
(4)	The underwritten economic vacancy is 2.9%. As of August 1, 2015, the 11 Madison Avenue Property was 97.8% leased; Sony (25.3% of the net rentable area) and WME (4.5% of the net rentable area) took possession of their respective spaces and are currently completing their buildouts.
(5)	The 11 Madison Avenue Property historically benefited from an NYC IDA, which resulted in a reduced property tax expense. The NYC IDA exemptions will expire on December 31, 2016 and full taxes were underwritten.
(6)	Based on the 16 senior notes totaling $764,330,000.

Appraisal. As of the appraisal valuation date of July 1, 2015, the 11 Madison Avenue Property had an “as-is” appraised value of $2,350,000,000. The appraiser also concluded to an “as-stabilized” value of $2,700,000,000 with an “as-stabilized” valuation date of July 1, 2018.

Environmental Matters. According to a Phase I environmental site assessment dated April 30, 2015, there was no evidence of any recognized environmental conditions at the 11 Madison Avenue Property.

Market Overview and Competition. The 11 Madison Avenue Property is located in downtown Manhattan and overlooks Madison Square Park, giving the building an unobstructed view of the park. Located in Manhattan’s Midtown South Neighborhood, the 11 Madison Avenue Property has direct access to the number 6 subway line which, along with the nearby N, R, Q, F and M lines, provides connections from the Upper East Side and Grand Central Station to Union Square, Downtown Manhattan and Brooklyn. Additionally, the 11 Madison Avenue Property is within walking distance of the Flatiron, Gramercy and Chelsea neighborhoods. The 11 Madison Avenue Property is located in the Midtown South office market, which includes 66.6 million square feet of office space. The Midtown South office market includes 35 class A buildings totaling 17.3 million square feet. The 11 Madison Avenue Property is one of seven trophy office buildings in the Midtown South office market. The Midtown South office market is geographically segmented into five major submarkets: SoHo, Greenwich Village/NoHo, Madison/Union Square, Hudson Square/West Village, and Chelsea. The 11 Madison Avenue Property is located in the Madison/Union Square submarket. The Madison/Union Square submarket contains over 32.0 million square feet of office space and is Midtown South’s largest submarket. The Madison/Union Square submarket contains 10.4 million square feet of class A space (including the 11 Madison Avenue Property). As of the first quarter of 2015, the Midtown South office market exhibited a vacancy rate of 7.0% with an asking rental rate of $63.28 per square foot, gross and the Madison/Union Square submarket had an overall vacancy rate of 7.3% with an asking rent of $64.22 per square foot, gross.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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The following table presents certain information relating to comparable office properties to the 11 Madison Avenue Property:

Competitive Set(1)

Property	NRA	Available Sq. Ft. (Direct)	Available Sq. Ft. (Sublease)	Direct Occupancy	Occupancy (including Sublease availability)
One Madison Avenue	1,443,908	0	0	100.0%	100.0%
41 Madison Avenue	532,525	0	55,126	100.0%	89.7%
51 Madison Avenue	974,653	0	0	100.0%	100.0%
63 Madison Avenue	636,660	0	8,296	100.0%	98.7%
114 Fifth Avenue	287,804	0	19,326	100.0%	93.3%
160 Fifth Avenue	117,900	0	0	100.0%	100.0%
200 Fifth Avenue	594,089	0	0	100.0%	100.0%
770 Broadway	911,213	0	0	100.0%	100.0%
111 Eighth Avenue	2,300,000	0	0	100.0%	100.0%
51 Astor Place	307,839	0	0	100.0%	100.0%
Total / Weighted Average	8,106,591	0	82,748	100.0%	99.0%
(1)	Information obtained from the appraisal.

The Borrowers. The borrowers, 11 Madison Avenue Owner LLC, 11 Madison Avenue Owner 2 LLC, 11 Madison Avenue Owner 3 LLC, 11 Madison Avenue Owner 4 LLC, 11 Madison Avenue Owner 5 LLC and 11 Madison Avenue Owner 6 LLC (collectively the “TIC Owners”) and 11 Madison EAT Lender LLC (together with the TIC Owners, the borrowers), are each a single purpose Delaware limited liability company entity with two independent directors. Each of the TIC Owners is a tenant-in-common owner of the 11 Madison Avenue Property and they collectively own 100% of the fee and/or leasehold interest in the 11 Madison Avenue Property which they have master leased to 11 Madison EAT Lender LLC. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 11 Madison Avenue Loan Combination. SL Green Realty Corp. (“SLG”) is the guarantor of certain nonrecourse carveouts under the 11 Madison Avenue Loan Combination.

The Sponsors. The sponsor of the 11 Madison Avenue Loan Combination is SLG (rated Baa3/BBB-/BB+ by Moody’s/Fitch/S&P), an S&P 500 company and New York City’s largest office landlord, which is a fully integrated real estate investment trust that is focused primarily on acquiring, managing, and maximizing value of Manhattan commercial properties. As of June 30, 2015, SLG held interests in 120 Manhattan properties totaling 44.1 million square feet, which consists of ownership interests in 29.0 million square feet of commercial buildings and debt and preferred equity investments secured by 15.1 million square feet of properties. In addition to its Manhattan investments, SL Green held ownership interests in 37 suburban properties totaling 5.9 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.

Escrows. The loan documents provide for upfront reserves in the amount of $18,847,898 for free rent related to the Sony lease, $36,500,000 for rent due to Credit Suisse for the space subleased to Sony and $1,000 for fees related to title endorsements. The borrowers owe $140.2 million in outstanding tenant improvements and leasing commissions and landlord work obligations related to the Sony, Credit Suisse, Yelp and WME leases (“Lease Costs”); loan documents provide for an upfront reserve in an amount of $81,152,102 for the Lease Costs and the sponsor provided a guaranty to the lender to fund the balance of the Lease Costs (currently $59,060,332). Upon the long-term unsecured S&P credit rating of the sponsor being less than BB+, the borrowers are required to deposit an amount equal to any Lease Costs covered by the guaranty or, so long as no event of default has occurred and is continuing, the borrowers may elect to apply all excess cash flow to the Lease Costs account until the required amount is fully funded.

Lease Costs
Lease Costs	Outstanding Amount
Credit Suisse Landlord Base Building Work	21,591,448
Sony Landlord Base Building Work	19,931,438
Credit Suisse Tenant Improvements(1)	43,898,724
Sony Tenant Improvements	43,641,509
Other Tenant Improvements	4,533,205
Credit Suisse Leasing Commissions	4,529,626
Sony Leasing Commissions	0
Other Leasing Commissions	2,086,484
Total Lease Costs	$140,212,434
(1)	Includes $33,806,313 in anticipated work allowance under the 2017 Credit Suisse Lease

During the continuance of a Trigger Period (as defined below), the borrowers will deposit on each monthly payment date (i) an amount equal to one-twelfth of the taxes payable in the next 12 months, (ii) provided an acceptable blanket policy is no longer in place, an amount equal to one-twelfth of the insurance premiums payable in the next 12 months and (iii) $342,756 for annual capital expenditures.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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During the continuance of a Lease Sweep Period (as defined below), the lender will cause all excess cash flow to be deposited into the Rollover Reserve subaccount.

Lockbox and Cash Management. The 11 Madison Avenue Loan Combination requires a lender-controlled lockbox account, which is already in place, and that the borrowers direct tenants to pay their rents directly into such lockbox account. The loan documents also require that all rents received by the borrowers or the property manager be deposited into the lockbox account within ten business days of receipt. Prior to the occurrence of a Trigger Period (as defined below), all cash flow is distributed to the borrowers. During a Trigger Period, all cash flow is swept to a lender-controlled cash management account.

A “Trigger Period” will commence upon the occurrence or commencement of (i) an event of default; (ii) a Low Debt Yield Trigger Period (as defined below); (iii) a default by the borrowers of any major lease obligation; (iv) a Lease Collateral Sweep Period (as defined below); (v) a Lease Sweep Period (as defined below); or (vi) a Mezzanine Loan A or Mezzanine Loan B loan default.

A “Low Debt Yield Trigger Period” will commence if, as of the last day of any calendar quarter, the 11 Madison Avenue Loan Combination net cash flow debt yield falls below 7.50% or the aggregate debt (inclusive of mezzanine loans) net cash flow debt yield falls below 5.75% for two consecutive calendar quarters. A Low Debt Yield Trigger Period will cease to exist if either (i) the 11 Madison Avenue Loan Combination net cash flow debt yield exceeds 7.50% and the aggregate debt net cash flow yield exceeds 5.75% for two consecutive calendar quarters; or (ii) the borrowers provide cash or a letter of credit to the lender in the amount that if applied to the outstanding principal balance would cause the 11 Madison Avenue Loan Combination net cash flow debt yield to be equal to or greater than 7.50% and the aggregate debt net cash flow debt yield to be equal to or greater than 5.75%.

A “Lease Collateral Sweep Period” will commence if the long-term unsecured S&P credit rating of the sponsor falls below BB+. The Lease Collateral Sweep Period will cease to exist if either (i) all Lease Costs have been fully funded in cash into the Lease Costs Reserve account or (ii) the sponsor meets the minimum credit rating of BB+ by S&P.

A “Lease Sweep Period” will commence upon a bankruptcy proceeding in which the tenant and/or guarantor under either the Credit Suisse lease or the Sony lease, or its respective parent entity, (each a “Major Tenant”) is the debtor. A Lease Sweep Period will end upon the earlier to occur of (i) in the event either of the Major Tenant leases are rejected in the applicable bankruptcy proceeding, the date on which a sufficient portion of the space occupied under the defaulted Major Tenant lease is re-leased so as to achieve an 11 Madison Avenue Loan Combination net cash flow debt yield of 7.50% or greater and an aggregate debt net cash flow debt yield of 5.75%; (ii) the date of an assumption or assignment of the applicable Major Tenant lease out of bankruptcy or (iii) the date on which the amount of $75.00 per rentable square foot of the defaulted Major Tenant lease is deposited into the Rollover Reserve account for approved leasing costs.

Property Management. The 11 Madison Avenue Property is managed by an affiliate of the borrowers.

Assumption. The borrowers have the right to transfer the 11 Madison Avenue Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) either the transferee is a qualified transferee as described in the loan documents or the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; (iii) the replacement guarantor has a net worth not less than $500.0 million and liquid assets not less than $50.0 million; and (iv) the lender has received confirmation from Fitch, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2015-C31 Certificates and similar confirmations from each rating agency rating any securities backed by any 11 Madison Avenue Companion Loans with respect to the ratings of such securities.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The 11 Madison Avenue Loan Combination includes three subordinate notes with an aggregate original principal balance of $310,670,000 that were contributed to the MAD 2015-11MD transaction. See “Description of the Mortgage Pool – Subordinate and/or Other Financing – Existing (Secured Financing and Mezzanine and Similar Financing)” in the Free Writing Prospectus.

German American Capital Corporation, Morgan Stanley Mortgage Capital Holdings LLC and Wells Fargo Bank, National Association (collectively “Mezzanine Lender”) have made a $150,000,000 mezzanine loan (“Mezzanine Loan A”) to 11 Madison Mezz 1 LLC, 11 Madison Mezz 2 LLC, 11 Madison Mezz 3 LLC, 11 Madison Mezz 4 LLC, 11 Madison Mezz 5 LLC, 11 Madison Mezz 6 LLC and 11 Madison Mezz Borrower LLC. The Mezzanine Lender also made a $175,000,000 mezzanine loan (“Mezzanine Loan B”) to 11 Madison Second Mezz 1 LLC, 11 Madison Second Mezz 2 LLC, 11 Madison Second Mezz 3 LLC, 11 Madison Second Mezz 4 LLC, 11 Madison Second Mezz 5 LLC, 11 Madison Second Mezz 6 LLC and 11 Madison Second Mezz Borrower LLC. Mezzanine Loan A and Mezzanine Loan B accrue interest at an interest rate of 4.650% per annum and 4.850% per annum, respectively, and require payments of interest only. The Mezzanine Loan A and Mezzanine Loan B are coterminous with the 11 Madison Loan Combination.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the 11 Madison Avenue Property, provided however, that the borrower will not be required to spend more than 200.0% of the cost of property coverage and business interruption coverage in the event the Terrorism Risk Insurance Act or a similar government backstop is no longer in effect. The loan

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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documents also require business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

30

No. 6 – Hampton Inn & Suites - Jacksonville Beach

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Hospitality
Original Principal Balance:	$29,120,000			Specific Property Type:	Limited Service
Cut-off Date Principal Balance:	$29,120,000			Location:	Jacksonville Beach, FL
% of Initial Pool Balance:	[ ]%			Size:	177 Rooms
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per Room:	$164,520
Borrower Name:	Pios Grande Jacksonville Resort LLC			Year Built/Renovated:	1976/2014
Sponsor:	Peter G. Abessinio; Vincent T. Abessinio			Title Vesting:	Fee
Mortgage Rate:	4.510%			Property Manager:	MHF Jacksonville Beach Manager IV LLC
Note Date:	June 26, 2015			3rd Most Recent Occupancy (As of):	57.0% (12/31/2012)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(2):	78.2% (12/31/2013)
Maturity Date:	July 11, 2025			Most Recent Occupancy (As of):	83.0% (12/31/2014)
IO Period:	24 months			Current Occupancy (As of):	85.2% (8/31/2015)
Loan Term (Original):	120 months
Seasoning:	4 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$2,681,315 (12/31/2013)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$3,536,989 (12/31/2014)
Call Protection:	L(28),D(88),O(4)			Most Recent NOI (As of):	$3,882,194 (TTM 8/31/2015)
Lockbox Type:	Springing
Additional Debt:	No
Additional Debt Type:	NAP
				U/W Revenues:	$9,439,938
				U/W Expenses:	$5,755,870
				U/W NOI:	$3,684,068
				U/W NCF:	$3,306,470
Escrows and Reserves(1):				U/W NOI DSCR:	2.08x
				U/W NCF DSCR:	1.87x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	12.7%
Taxes	$297,772	$37,221	NAP	U/W NCF Debt Yield:	11.4%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$41,600,000
FF&E Reserve	$0	$31,192	NAP	As-Is Appraisal Valuation Date:	June 12, 2015
PIP Reserve	$275,000	Springing	NAP	Cut-off Date LTV Ratio:	70.0%
Seasonality Reserve	$67,220	Springing	NAP	LTV Ratio at Maturity or ARD:	59.8%

(1)	See “Escrows” section.

(2)	The Hampton Inn & Suites – Jacksonville Beach Property was converted from a Comfort Inn to a Hampton Inn in June 2012.

The Mortgage Loan. The mortgage loan (the “Hampton Inn & Suites – Jacksonville Beach Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a limited service hotel located in Jacksonville Beach, Florida (the “Hampton Inn & Suites – Jacksonville Beach Property”). The Hampton Inn & Suites – Jacksonville Beach Mortgage Loan was originated on June 26, 2015 by Wells Fargo Bank, National Association. The Hampton Inn & Suites – Jacksonville Beach Mortgage Loan had an original principal balance of $29,120,000, has an outstanding principal balance as of the Cut-off Date of $29,120,000 and accrues interest at an interest rate of 4.510% per annum. The Hampton Inn & Suites – Jacksonville Beach Mortgage Loan had an initial term of 120 months, has a remaining term of 116 months as of the Cut-off Date and requires interest-only payments for the first 24 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Hampton Inn & Suites – Jacksonville Beach Mortgage Loan matures on July 11, 2025.

Following the lockout period, the borrower has the right to defease the Hampton Inn & Suites – Jacksonville Beach Mortgage Loan in whole, but not in part, on any date before April 11, 2025. In addition, the Hampton Inn & Suites – Jacksonville Beach Mortgage Loan is prepayable without penalty on or after April 11, 2025.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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HAMPTON INN & SUITES - JACKSONVILLE BEACH

Sources and Uses

Sources			Uses
Original loan amount	$29,120,000	68.4%	Purchase Price	$41,500,000	97.4%
Sponsor’s new cash contribution	$13,469,026	31.6	Reserves	639,992	1.5
			Closing costs	449,034	1.1
Total Sources	$42,589,026	100.0%	Total Uses	$42,589,026	100.0%

The Property. The Hampton Inn & Suites – Jacksonville Beach Property is a seven-story, 177-room, limited service hotel located in Jacksonville Beach, Florida. Built in 1976 and extensively renovated between 2011 and 2014, the Hampton Inn & Suites – Jacksonville Beach Property features 40 king guestrooms, 116 double queen guestrooms, three two-room suites, 10 studio suites, and eight handicap accessible guestrooms. Each guestroom features a flat screen television, a desk & chair, a small refrigerator, a microwave oven, a coffeemaker, and complimentary high speed internet. The Hampton Inn & Suites – Jacksonville Beach Property offers 2,624 square feet of meeting space, a lagoon-style swimming pool with waterfalls, a fitness center, business center, guest laundry, a convenience shop, complimentary breakfast and Tides Beach Bar and Grille. The Hampton Inn & Suites – Jacksonville Beach Property includes 164 surface level parking spaces, equating to a parking ratio of 0.9 spaces per room.

The 2011/2012 renovations cost approximately $6.9 million and converted the Hampton Inn & Suites – Jacksonville Beach Property from a Comfort Inn. The renovation included upgrades to the lobby, public space and guestrooms. The seller completed an approximately $549,104 property improvement plan (“PIP”) renovation in 2014, which included upgrades to guestrooms, common areas, the swimming pool, and the exterior. Additionally, the sponsor expects to complete a $250,000 PIP renovation by May 2017, which was reserved at loan closing. According to the appraisal, the 2014 market mix of the Hampton Inn & Suites – Jacksonville Beach Property was 50% leisure, 35% commercial, and 15% meeting and group. The franchise agreement with Hilton expires in June 2030.

The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Hampton Inn & Suites – Jacksonville Beach Property:

Cash Flow Analysis

	2013	2014	TTM 8/31/2015	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	78.2%	83.0%	85.2%	80.0%
ADR	$135.66	$149.94	$159.45	$164.23
RevPAR	$106.13	$124.40	$135.84	$131.39

Total Revenue	$7,708,831	$9,001,682	$9,727,645	$9,439,938	100.0%	$53,333
Total Department Expenses	2,060,916	2,255,193	2,416,757	2,378,101	25.2	13,436
Gross Operating Profit	$5,647,915	$6,746,489	$7,310,888	$7,061,837	74.8%	$39,897

Total Undistributed Expenses	2,649,537	2,654,010	2,842,094	2,774,472	29.4	15,675
Profit Before Fixed Charges	$2,998,378	$4,092,479	$4,468,794	$4,287,365	45.4%	$24,222

Total Fixed Charges	317,063	555,490	586,600	603,297	6.4	3,408

Net Operating Income	$2,681,315(1)	$3,536,989(1)	$3,882,194	$3,684,068	39.0%	$20,814
FF&E	0	0	0	377,598	4.0	2,133
Net Cash Flow	$2,681,315	$3,536,989	$3,882,194	$3,306,470	35.0%	$18,681

NOI DSCR	1.51x	2.00x	2.19x	2.08x
NCF DSCR	1.51x	2.00x	2.19x	1.87x
NOI DY	9.2%	12.1%	13.3%	12.7%
NCF DY	9.2%	12.1%	13.3%	11.4%

(1) Net Operating Income increased from 2013 to 2014 following renovations at the Hampton Inn & Suites Property that were completed in 2014.

The Appraisal. As of the appraisal valuation date of June 12, 2015, the Hampton Inn & Suites – Jacksonville Beach Property had an “as-is” appraised value of $41,600,000.

Environmental Matters. According to a Phase I environmental assessment dated June 10, 2015, there was no evidence of any recognized environmental conditions at the Hampton Inn & Suites – Jacksonville Beach Property.

Market Overview and Competition. The Hampton Inn & Suites – Jacksonville Beach Property is located in Jacksonville Beach, Florida, approximately 17.5 miles west of the Jacksonville central business district. The Hampton Inn – Jacksonville Beach Property is situated along 1st Street North, one of the primary thoroughfares in the area, approximately six blocks north of Downtown Jacksonville Beach. Downtown Jacksonville Beach offers numerous attractions including Adventure Landing and Shipwreck Island Water Park (the largest family entertainment center in northeast Florida), Beach Museum and History Park, the J. Johnson Gallery, and the Jacksonville Beach Golf Club. Per the appraisal, Downtown Jacksonville Beach has gone through extensive redevelopment over the past 20 years through the construction of new offices and an outdoor entertainment pavilion, the development of park areas, numerous restaurants, a public pier, and the addition of upscale residential developments.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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HAMPTON INN & SUITES - JACKSONVILLE BEACH

The Hampton Inn & Suites – Jacksonville Beach Property benefits from its beachfront location on the Atlantic Ocean and approximately 5.8 miles northeast of Mayo Clinic Jacksonville, which primarily provides adult medical and surgical care. In 2008, Mayo Clinic opened the 650,000-square-foot, 304-bed, Mayo Clinic Hospital on the Jacksonville campus, which is expected to accommodate 500 beds. The Hampton Inn & Suites – Jacksonville Beach Property is also located approximately 8.9 miles south of the Mayport Naval Station (one of three major Naval Stations in Jacksonville) and approximately 1.8 miles south of Beaches Town Center (one of Jacksonville’s primary tourist destinations containing 18 restaurants and 17 retail shops).

The largest employers in the Jacksonville metropolitan statistical area are Naval Air Station Jacksonville (20,000 employees), Mayport Naval Station (12,744 employees), Baptist Health System (9,159 employees), and Bank of America Merrill Lynch (8,000 employees). The largest corporate room night generators at the Hampton Inn & Suites – Jacksonville Beach Property include Mayo Clinic, Mevion Medical Systems, General Electric, BAE Systems, and Jacksonville University. A third party hospitality research report identified six competitive hospitality properties, containing 593 rooms, which exhibited average occupancy, ADR, and RevPAR of 83.4%, $133.38, and $111.18, respectively, for the trailing 12-month period ending August 31, 2015.

The following table presents certain information relating to the Hampton Inn & Suites – Jacksonville Beach Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Hampton Inn & Suites – Jacksonville Beach			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
8/31/2015 TTM	83.4%	$133.38	$111.18	85.2%	$159.65	$135.99	102.2%	119.7%	122.3%
8/31/2014 TTM	77.9%	$124.41	$96.87	79.7%	$148.74	$118.48	102.3%	119.6%	122.3%
8/31/2013 TTM	74.6%	$116.54	$86.89	75.4%	$134.60	$101.51	101.2%	115.5%	116.8%

(1)	Information obtained from a third party hospitality research report dated September 17, 2015. The competitive set includes: Courtyard Jacksonville Beach Oceanfront, Hampton Inn Jacksonville Pointe Vedra Beach Mayo Clinic Area, Four Points by Sheraton Jacksonville Beachfront, Fairfield Inn & Suites Jacksonville Beach, Holiday Inn Express Jacksonville Beach, and Hampton Inn & Suites Jacksonville Beach Boulevard Mayo.

The Borrower. The borrower is Pios Grande Jacksonville Resort LLC, a Delaware limited liability company with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hampton Inn & Suites – Jacksonville Beach Loan. PIOS Grande Holdings LLC is the guarantor of certain nonrecourse carveouts under the Hampton Inn & Suites – Jacksonville Beach Loan.

The Sponsors. The sponsors are Peter G. Abessinio and Vincent T. Abessinio, co-presidents of Roch Capital Inc. (“Roch Capital”), a capital management firm with a focus on long-term investments that currently has $1.6 billion of assets under management. Founded in 2013, Roch Capital’s real estate portfolio consists of 887,000 square feet of office space, 823 hotel rooms, and 1,147 multifamily and student housing units valued at approximately $280.5 million.

Escrows. The loan documents provide for upfront escrows in the amount of $297,772 for real estate taxes, $275,000 for planned PIP renovations, and $67,220 for a seasonality reserve. The loan documents also provide for ongoing monthly reserves in the amount of $37,221 for real estate taxes and $31,192 for FF&E reserves. In addition, if, at any time, the franchisor requires additional PIP work under the franchise agreement, the borrower will be required to deposit an amount equal to 110.0% of the estimated cost of any additional PIP work. If, immediately following the monthly payment date occurring in January of each year, the amount on deposit in the seasonality reserve account is less than $121,000, the borrower is required make monthly deposits equal to one-ninth of such deficit in February through October of such year. The loan documents do not require monthly deposits for insurance as long as (i) no event of default has occurred or is continuing; (ii) the Hampton Inn & Suites – Jacksonville Beach Property is insured via an acceptable blanket insurance policy; and (iii) the borrower provides the lender with timely proof of payment of insurance premiums.

Lockbox and Cash Management. Upon the occurrence and continuance of a Cash Trap Event Period (as defined below), the Hampton Inn & Suites – Jacksonville Beach Mortgage Loan requires that the borrower establish a lender-controlled lockbox account and the borrower and manager direct all rents to be deposited directly into such lockbox account. During a Cash Trap Event Period, all cash flow is swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon (i) the occurrence and continuance of an event of default; (ii) the net cash flow debt yield falling below 8.0% at the end of any calendar month; or (iii) an event of default under the franchise agreement. A Cash Trap Event Period will end with respect to clause (i) upon the cure of such event of default; with respect to clause (ii) upon the net cash flow debt yield being equal to or greater than 8.5% for two consecutive calendar quarters; and with respect to clause (iii) upon the cure of an event of default under the franchise agreement or the borrower entering into a replacement franchise agreement satisfactory to the lender.

Property Management. The Hampton Inn & Suites – Jacksonville Beach Property is managed by MHF Jacksonville Beach Manager IV LLC.

Assumption. The borrower has a two-time right to transfer the Hampton Inn & Suites – Jacksonville Beach Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from Fitch,

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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HAMPTON INN & SUITES - JACKSONVILLE BEACH

Moody’s, and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2015-C31 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Hampton Inn & Suites – Jacksonville Beach Property. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Windstorm Insurance. The loan documents require windstorm insurance covering the full replacement cost of the Hampton Inn & Suites – Jacksonville Beach Property during the loan term. At the time of loan closing, the Hampton Inn & Suites – Jacksonville Beach Property had windstorm insurance coverage.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

34

No. 7 – Patrick Henry Mall

Loan Information	Property Information
Mortgage Loan Seller:	Société Générale	Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/Moody’s/Morningstar):	NR/NR/NR	Property Type:	Retail
Original Principal Balance(1):	$26,700,000	Specific Property Type:	Regional Mall
Cut-off Date Principal Balance(1):	$26,564,477	Location:	Newport News, VA
% of Initial Pool Balance:	[ ]%	Size:	432,401 SF
Loan Purpose:	Refinance	Cut-off Date Principal Balance Per SF(1):	$221.35
Borrower Name:	PR Patrick Henry LLC	Year Built/Renovated:	1988/2005
Sponsor:	PREIT Associates, L.P.	Title Vesting:	Fee
Mortgage Rate:	4.352%	Property Manager:	Self-managed
Note Date:	June 30, 2015	3rd Most Recent Occupancy (As of):	97.8% (12/31/2012)
Anticipated Repayment Date:	NAP	2nd Most Recent Occupancy (As of):	96.5% (12/31/2013)
Maturity Date:	July 5, 2025	Most Recent Occupancy (As of):	97.4% (12/31/2014)
IO Period:	None	Current Occupancy (As of):	91.1% (4/30/2015)
Loan Term (Original):	120 months
Seasoning:	4 months	Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing Balloon	3rd Most Recent NOI (As of):	$10,666,262 (12/31/2013)
Interest Accrual Method:	Actual/360	2nd Most Recent NOI (As of):	$11,139,912 (12/31/2014)
Call Protection:	L(28),D(88),O(4)	Most Recent NOI (As of):	$11,123,707 (TTM 4/30/2015)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt(1):	Yes	U/W Revenues:	$16,870,516
Additional Debt Type(1):	Pari Passu	U/W Expenses:	$6,342,794
U/W NOI:	$10,527,722
U/W NCF:	$9,524,644
U/W NOI DSCR(1):	1.83x
U/W NCF DSCR(1):	1.66x
Escrows and Reserves(2):	U/W NOI Debt Yield(1):	11.0%
U/W NCF Debt Yield(1):	10.0%
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraised Value:	$155,000,000
Taxes	$0	Springing	NAP	As-Is Appraisal Valuation Date:	April 24, 2015
Insurance	$0	Springing	NAP	Cut-off Date LTV Ratio(1):	61.7%
Replacement Reserves	$0	Springing	NAP	LTV Ratio at Maturity or ARD(1):	49.9%

(1)	The Patrick Henry Mall Loan Combination, totaling $96,200,000, is comprised of three pari passu notes (Note A-1, Note A-2, and Note A-3). The non-controlling Note A-3 had an original principal balance of $26,700,000, has an outstanding principal balance as of the Cut-Off Date of $26,564,477 and will be contributed to the WFCM 2015-C31 Trust. Notes A-1 (the controlling Note) and A-2 had a combined original principal balance of $69,500,000, and were contributed to the WFCM 2015-SG1 Trust. All statistical financial information related to the balances per SF, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Patrick Henry Mall Loan Combination.

(2)	See “Escrows” section.

The Mortgage Loan. The mortgage loan is part of a loan combination (the “Patrick Henry Mall Loan Combination”) that is evidenced by three promissory notes that are secured by a first mortgage encumbering a regional mall located in Newport News, Virginia (the “Patrick Henry Mall Property”). The Patrick Henry Mall Loan Combination was co-originated on June 30, 2015 by Prudential Mortgage Capital Company and Société Générale. The Patrick Henry Mall Loan Combination had an original principal balance of $96,200,000, has an outstanding principal balance as of the Cut-off Date of $95,711,711 and accrues interest at an interest rate of 4.352% per annum. The Patrick Henry Mall Loan Combination had an initial term of 120 months, has a remaining term of 116 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule. The Patrick Henry Mall Loan Combination matures on July 5, 2025.

Note A-3, which will be contributed to the WFCM 2015-C31 Trust, had an original principal balance of $26,700,000, has an outstanding balance as of the Cut-Off Date of $26,564,477 and represents a non-controlling interest in the Patrick Henry Mall Loan Combination. Notes A-1 and A-2 (the “Patrick Henry Mall Companion Loans”), were contributed to the WFCM 2015-SG1 trust and had an aggregate original principal balance of $69,500,000. Note A-1 represents the controlling interest in the Patrick Henry Mall Loan Combination. See “Description of the Mortgage Pool—Additional Indebtedness—Loan Combinations—The Patrick Henry Mall Loan Combination” and “Servicing of the Mortgage Loans and Administration of the Trust Fund” in the Free Writing Prospectus.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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PATRICK HENRY MALL

Following the lockout period, the borrower has the right to defease the Patrick Henry Mall Loan Combination in whole, but not in part, on any date before April 5, 2025. In addition, the Patrick Henry Mall Loan Combination is prepayable without penalty on or after April 5, 2025.

Sources and Uses

Sources			Uses
Original loan combination amount	$96,200,000	100.0%	Loan payoff(1)	$85,025,854	88.4%
			Closing costs	1,028,993	1.1
			Return of equity	10,145,153	10.5
Total Sources	$96,200,000	100.0%	Total Uses	$96,200,000	100.0%
(1)	The Patrick Henry Mall Loan Combination is refinancing an existing Prudential balance sheet loan.

The Property. The Patrick Henry Mall Property is a single-story regional mall located in Newport News, Virginia, approximately 65.8 miles southeast of Richmond, Virginia. The Patrick Henry Mall Property contains approximately 716,558 square feet of retail space, of which 432,401 square feet (the “Patrick Henry Mall Mortgaged Property”) serve as collateral for the Patrick Henry Mall Loan Combination. Built in 1988, the Patrick Henry Mall Property is comprised of two buildings situated on a 46.8-acre parcel. The Patrick Henry Mall Property is anchored by Dillard’s (not part of the collateral), Macy’s (not part of the collateral), Dick’s Sporting Goods, and J.C. Penney along with a variety of national retailers such as Forever 21, Old Navy Clothing Co., Victoria’s Secret, Express, Pandora, and Foot Locker. The Patrick Henry Mall Property underwent a $28.9 million renovation in 2005, which included $20.6 million in structural expansions, along with $5.5 million in tenant improvements. Based on the original acquisition* price of $104.9 million along with the 2005 renovation and other capital improvements, the borrower will have 30.3% cash equity ahead of the Patrick Henry Mall Loan Combination based on a total cost basis of $137.8 million. As of March 31, 2015, tenants occupying 10,000 square feet or less had trailing 12-month in-line sales of $405 per square foot with an average occupancy cost of 14.5%. The Patrick Henry Mall Property contains 3,243 surface parking spaces, resulting in a parking ratio of 4.5 spaces per 1,000 square feet of rentable area. As of April 30, 2015, the Patrick Henry Mall Mortgaged Property was 91.1% occupied by 102 tenants.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

36

PATRICK HENRY MALL

The following table presents certain information relating to the tenancy at the Patrick Henry Mall Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF(3)	Occupancy Cost(3)	Lease Expiration Date

Anchor Tenants – Not Part of Collateral
Dillard’s(4)	BBB-/Baa3/BBB-	144,157	ANCHOR OWNED – NOT PART OF COLLATERAL
Macy’s	BBB+/Baa2/BBB+	140,000	ANCHOR OWNED – NOT PART OF COLLATERAL

Anchor Tenant - Collateral
Dick’s Sporting Goods	NR/NR/NR	50,250	11.6%	$12.44	$625,000	6.2%	NAV	NAV	1/31/2022(5)
J.C. Penney	CCC/Caa1/CCC+	85,212	19.7%	$5.50	$468,666	4.6%	$138	5.3%	10/31/2020(6)
Total Anchor Tenants – Collateral		135,462	31.3%	$8.07	$1,093,666	10.8%

Major Tenants - Collateral
Forever 21	NR/NR/NR	21,017	4.9%	$17.67	$371,370	3.7%	$142	12.2%	10/31/2022
Old Navy Clothing Co.	BBB-/Baa3/BBB-	16,741	3.9%	$20.25	$339,005	3.3%	$294	6.9%	2/28/2017
Bailey’s Pub & Grille	NR/NR/NR	8,265	1.9%	$25.85	$213,642	2.1%	NAV	NAV	1/31/2021
Red Robin	NR/NR/NR	7,854	1.8%	$15.41	$121,030	1.2%	NAV	NAV	12/31/2020
Total Major Tenants – Collateral		53,877	12.5%	$19.40	$1,045,048	10.3%

Non-Major Tenants – Collateral		204,672	47.3%	$39.03	$7,987,907	78.9%

Occupied Collateral Total		394,011	91.1%	$25.70	$10,126,621	100.0%

Vacant Space		38,390	8.9%

Collateral Total		432,401	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through July 2016, totaling $118,986.

(3)	Some tenants at the Patrick Henry Mall Property are not required to report sales and in such cases, Sales PSF and Occupancy Costs are not available. Sales PSF and Occupancy Cost are for the trailing 12-month period ending March 31, 2015.

(4)	Dillard’s owns their store and parcel, and does not make rental payments, however, they do contribute common area maintenance payments.

(5)	Dick’s Sporting Goods has three, five-year renewal options.

(6)	J.C. Penney has six, five-year renewal options.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

37

PATRICK HENRY MALL

The following table presents certain information relating to the historical sales and occupancy costs at the Patrick Henry Mall Mortgaged Property:

Historical Sales (PSF) and Occupancy Costs(1)(2)(3)

Tenant Name	2011	2012	2013	2014	TTM 3/31/2015	TTM 3/31/2015 Occupancy Cost
J.C. Penney	$190	$185	$123	$138	$138	5.3%
Forever 21	$280(4)	$111(4)	$149	$141	$142	12.2%
Old Navy Clothing Company	$294	$313	$309	$298	$294	6.9%
Express	$253	$223	$229	$213	$216	21.9%
The Gap	$198	$200	$193	$156	$149	11.7%
Charlotte Russe	$149	$145	$156	$170	$174	11.7%
Victoria’s Secret	$500	$491	$545	$571	$582	8.2%
The Shoe Department	$157	$167	$168	$163	$165	18.2%
New York & Company	$245	$242	$242	$243	$247	23.8%
Finish Line	$358	$412	$410	$435	$434	15.2%
Bath & Body Works	$581	$600	$628	$627	$639	7.9%
Champs Sports	$267	$340	$455	$478	$464	14.5%
Cotton On	$50(5)	$198	$211	$218	$214	20.1%
LensCrafters	$544	$524	$530	$518	$511	12.3%
Fye	$214	$181	$220	$216	$215	8.0%
DTLR	$601	$522	$548	$485	$519	12.2%
Foot Locker	$509	$536	$413	$560	$592	11.1%

Total In-Line (<10 000 square feet)	$382	$389	$392	$386	$405	14.5%
Total In-Line Occupancy Costs	14.5%	14.4%	14.4%	15.0%	14.5%

(1)	Historical Sales (PSF) and Occupancy Costs were provided by the borrower.

(2)	Historical Sales (PSF) are based on lease net rentable square footage during each given period as some tenants listed may have expanded or reduced their lease net rentable square footage during such given period.

(3)	The Historical Sales and Occupancy Costs reflect those tenants who reported sales during the given periods.

(4)	Forever 21 expanded from 6,722 square feet to 21,017 square feet in 2012.

(5)	Represents partial year sales due to Cotton On’s lease beginning in September 2011.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

38

PATRICK HENRY MALL

The following table presents certain information relating to the lease rollover schedule at the Patrick Henry Mall Mortgaged Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	3	2,544	0.6%	2,544	0.6%	$229,219	$90.10
2015	5	9,958	2.3%	12,502	2.9%	$416,430	$41.82
2016	17	54,526	12.6%	67,028	15.5%	$1,983,389	$36.38
2017	20	51,565	11.9%	118,593	27.4%	$1,612,806	$31.28
2018	12	20,396	4.7%	138,989	32.1%	$940,902	$46.13
2019	14	22,647	5.2%	161,636	37.4%	$957,771	$42.29
2020	10	106,325	24.6%	267,961	62.0%	$1,149,372	$10.81
2021	4	18,109	4.2%	286,070	66.2%	$552,991	$30.54
2022	7	81,967	19.0%	368,037	85.1%	$1,558,908	$19.02
2023	2	2,146	0.5%	370,183	85.6%	$99,117	$46.19
2024	7	20,614	4.8%	390,797	90.4%	$560,150	$27.17
2025	1	3,214	0.7%	394,011	91.1%	$65,566	$20.40
Thereafter	0	0	0.0%	394,011	91.1%	$0	$0.00
Vacant	0	38,390	8.9%	432,401	100.0%	$0	$0.00
Total/Weighted Average	102	432,401	100.0%			$10,126,621	$25.70

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Patrick Henry Mall Mortgaged Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	4/30/2015(2)
97.8%(3)	96.5%(3)	97.4%(3)	91.1%(3)

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

(3)	The Patrick Henry Mall Property’s historical occupancy (inclusive of Macy’s and Dillard’s; not part of the collateral) was 98.7% for 2012, 97.9% for 2013, and 98.4% for 2014. The current occupancy inclusive of non-owned anchors is 94.6%.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Patrick Henry Mall Mortgaged Property:

Cash Flow Analysis

	2013	2014	TTM 4/30/2015	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$9,835,155	$10,081,712	$10,124,465	$10,126,621(1)	60.0%	$23.42
Grossed Up Vacant Space	0	0	0	1,557,166	9.2	3.60
Percentage Rent	498,222	459,048	494,219	361,568	2.1	0.84
Total Reimbursables	4,428,697	4,896,837	4,928,111	5,063,246	30.0	11.71
Other Income	1,526,971	1,451,412	1,402,693	1,402,693	8.3	3.24
Less Vacancy & Credit Loss	(47,685)	(61,223)	(83,611)	(1,640,777)(2)	(9.7)	(3.79)
Effective Gross Income	$16,241,360	$16,827,786	$16,865,877	$16,870,516	100.0%	$39.02

Total Operating Expenses	$5,575,097	$5,687,874	$5,742,170	$6,342,794	37.6%	$14.67

Net Operating Income	$10,666,262	$11,139,912	$11,123,707	$10,527,722	62.4%	$24.35
TI/LC	0	0	0	709,328	4.2	1.64
Capital Expenditures	0	0	0	293,750	1.7	0.68
Net Cash Flow	$10,666,262	$11,139,912	$11,123,707	$9,524,644	56.5%	$22.03

NOI DSCR(3)	1.86x	1.94x	1.94x	1.83x
NCF DSCR(3)	1.86x	1.94x	1.94x	1.66x
NOI DY(3)	11.1%	11.6%	11.6%	11.0%
NCF DY(3)	11.1%	11.6%	11.6%	10.0%

(1)	U/W Base Rent includes contractual rent steps through July 2016, totaling $118,986.

(2)	The underwritten economic vacancy is 13.3%. The Patrick Henry Mall Mortgaged Property was 91.1% physically occupied as of April 30, 2015.

(3)	The debt service coverage ratios and debt yields are based on the Patrick Henry Mall Loan Combination.

Appraisal. As of the appraisal valuation date of April 24, 2015, the Patrick Henry Mall Mortgaged Property had an “as-is” appraised value of $155,000,000.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

39

PATRICK HENRY MALL

Environmental Matters. According to the Phase I environmental site assessment dated May 8, 2015, there was no evidence of any recognized environmental conditions at the Patrick Henry Mall Mortgaged Property.

Market Overview and Competition. The Patrick Henry Mall Property is located in Newport News, Virginia and is part of the Virginia Beach-Norfolk-Newport News metropolitan statistical area that is also referred to as Hampton Roads. As of 2014, Newport News was the fifth most populous city in Virginia with many local residents working in the government sector (including those employed by Newport News Shipbuilding, a joint U.S. Air Force – U.S. Army installation at Joint Base Langley–Eustis along with other military bases and suppliers). Newport News also serves as a junction between railroads from Richmond, Virginia and the Atlantic Ocean with the Newport News Marine Terminals located at the east end of the city. The city’s economy is very connected to the military and the location on the harbor and along James River facilitates a large boating industry, taking advantage of several miles of waterfront. As of 2015, the estimated population within a one-, three-, and five-mile radius of the Patrick Henry Mall Property was 10,917, 81,325 and 171,329, respectively. The estimated average household income within the same radii was $56,008, $57,027 and $60,369, respectively.

According to a third-party market research report, the Patrick Henry Mall Property is located within the Newport News/Hampton retail submarket of the Norfolk/Hampton Roads retail market. As of the first quarter of 2015, the submarket reported a total retail inventory of 5.1 million square feet with a 9.9% vacancy rate and average asking rents of $13.09 per square foot, on a triple-net basis.

The following table presents certain information relating to comparable retail properties for the Patrick Henry Mall Property:

Competitive Set(1)

	Patrick Henry Mall (Subject)	Peninsula Town Center	MacArthur Center	The Gallery at Military Circle	Chesapeake Square
Location	Newport News, VA	Hampton, VA	Norfolk, VA	Norfolk, VA	Chesapeake, VA
Distance from Subject	--	7.6 miles	21.6 miles	23.6 miles	20.5 miles
Property Type	Regional Mall	Lifestyle Center	Super Regional Mall	Super Regional Mall	Super Regional Mall
Year Built/Renovated	1988/2005	2010/NAV	1999/NAV	1969/1999	1989/1999
Anchors	Dillard’s, Macy’s, J.C. Penney, Dick’s Sporting Goods	JC Penney, Macy’s, Cinema	Dillard’s, Nordstrom	Macy’s, Cinema	JC Penney, Macy’s, Sears, Target, Burlington Coat Factory
Total GLA	432,401 SF	736,027 SF	936,273 SF	1,016,656 SF	792,428 SF
Total Occupancy	91%	97%	96%	81%	87%

(1)	Information obtained from the appraisal and underwritten rent roll.

The Borrower. The borrower is PR Patrick Henry LLC, a Delaware limited liability company and single purpose entity with two independent directors controlled by the principals of PREIT Associates, L.P. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Patrick Henry Mall Loan Combination. Pennsylvania Real Estate Investment Trust (“PREIT”) is the guarantor of certain nonrecourse carveouts under the Patrick Henry Mall Loan Combination.

The Sponsor. The sponsor is PREIT Associates, L.P., an entity that is 97% owned/controlled by PREIT (Pennsylvania Real Estate Investment Trust), which acts as the general partner, and 3% owned by other minority limited partners. PREIT, a Pennsylvania business trust, is a publicly traded real estate investment trust that was established in 1960 and is primarily engaged in the ownership, management, leasing, acquisition, redevelopment, development and disposition of shopping malls. As of December 31, 2014, the company owned interests in 42 retail properties, 32 of which are operating shopping malls.

Escrows. The loan documents do not require monthly escrows for real estate taxes, insurance and capital expenditures as long as (i) no event of default has occurred and is continuing, and (ii) the Patrick Henry Mall Loan Combination amortizing debt service coverage ratio is greater than 1.25x. Upon the occurrence of either (a) an event of default or (b) the Patrick Henry Loan Combination amortizing debt service being less than or equal to 1.25x, the borrower will be required to make monthly deposits: (i) for the payment of real estate taxes, in an amount equal to one-twelfth of the annual amount of such taxes; (ii) for the payment of insurance premiums, in an amount equal to one-twelfth of the amount of the annual premiums due and payable; and (iii) for replacement reserves, an amount equal to $24,500 per month.

Lockbox and Cash Management. The Patrick Henry Mall Loan Combination requires a lender-controlled lockbox account, which is already in place, and that the borrower directs tenants to pay their rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within two business days of receipt. Prior to a Cash Management Period (as defined below), all funds are required to be distributed to the borrower. During a Cash Management Period, all excess funds are swept to a lender controlled cash management account.

A “Cash Management Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; or (ii) the Patrick Henry Mall Loan Combination debt service coverage ratio falling below 1.25x. A Cash Management Period will expire with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), upon the date that the Patrick Henry Mall Loan Combination debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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PATRICK HENRY MALL

Property Management. The Patrick Henry Mall Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Patrick Henry Mall Mortgaged Property, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including, but not limited to the following: (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2015-C31 Certificates and similar confirmations from each rating agency rating securities backed by a Patrick Henry Mall Companion Loans. Additionally, under the terms of the Patrick Henry Mall Loan Combination documents, the transferee is required to assume the borrower’s obligations and the execution of any required assignments or new financing statements as a condition to transfer.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Patrick Henry Mall Mortgaged Property. The loan documents also require business interruption insurance covering a period not less than 24 months and then a 180-day extended period of indemnity.

Windstorm Insurance. The loan documents require windstorm insurance covering the full replacement cost of the Patrick Henry Mall Mortgaged Property. At the time of loan closing, the Patrick Henry Mall Mortgaged Property had insurance for windstorms.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

41

No. 8 – Philadelphia Design & Distribution Center

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Mixed Use
Original Principal Balance:	$26,000,000			Specific Property Type:	Industrial/Office/Retail
Cut-off Date Principal Balance:	$26,000,000			Location:	Philadelphia, PA
% of Initial Pool Balance:	[ ]%			Size:	678,810 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$38.30
Borrower Names(1):	Various			Year Built/Renovated:	1926/2006
Sponsor(2):	Various			Title Vesting:	Fee
Mortgage Rate:	4.300%			Property Manager:	Self-managed
Note Date:	October 6, 2015			3rd Most Recent Occupancy (As of):	95.0% (12/31/2013)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	98.1% (12/31/2014)
Maturity Date:	October 11, 2025			Most Recent Occupancy (As of):	94.6% (3/31/2015)
IO Period:	60 months			Current Occupancy (As of):	87.0% (9/30/2015)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$3,403,489 (12/31/2013)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$3,498,745 (12/31/2014)
Call Protection:	L(25),D(91),O(4)			Most Recent NOI (As of):	$3,273,065 (TTM 6/30/2015)
Lockbox Type:	Springing
Additional Debt:	None
Additional Debt Type:	NAP
				U/W Revenues:	$4,898,762
				U/W Expenses:	$1,793,302
				U/W NOI:	$3,105,460
				U/W NCF:	$2,674,646
Escrows and Reserves(1):				U/W NOI DSCR:	2.01x
				U/W NCF DSCR:	1.73x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	11.9%
Taxes	$108,830	$13,604	NAP	U/W NCF Debt Yield:	10.3%
Insurance	$36,534	12,178	NAP	As-Is Appraised Value:	$37,000,000
Replacement Reserves	$0	$11,314	NAP	As-Is Appraisal Valuation Date:	July 8, 2015
TI/LC Reserve	$0	$25,455	$750,000	Cut-off Date LTV Ratio:	70.3%
Deferred Maintenance	$74,875	$0	NAP	LTV Ratio at Maturity or ARD:	64.1%

(1)	See “The Borrowers” section.
(2)	See “The Sponsors” section.
(3)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “Philadelphia Design & Distribution Center Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering a mixed-use building located in Philadelphia, Pennsylvania (the “Philadelphia Design & Distribution Center Property”). The Philadelphia Design & Distribution Center Mortgage Loan was originated on October 6, 2015 by Wells Fargo Bank, National Association. The Philadelphia Design & Distribution Center Mortgage Loan had an original principal balance of $26,000,000, has an outstanding principal balance as of the Cut-off Date of $26,000,000 and accrues interest at an interest rate of 4.300% per annum. The Philadelphia Design & Distribution Center Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments for the first 60 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Philadelphia Design & Distribution Center Mortgage Loan matures on October 11, 2025.

Following the lockout period, the borrower has the right to defease the Philadelphia Design & Distribution Center Mortgage Loan in whole, but not in part, on any date before July 11, 2025. In addition, the Philadelphia Design & Distribution Center Mortgage Loan is prepayable without penalty on or after July 11, 2025.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

42

PHILADELPHIA DESIGN & DISTRIBUTION CENTER

Sources and Uses

Sources			Uses
Original loan amount	$26,000,000	100.0%	Loan payoff(1)	$21,667,491	83.3%
			Reserves	220,239	0.8
			Closing costs	260,138	1.0
			Return of equity	3,852,132	14.8
Total Sources	$26,000,000	100.0%	Total Uses	$26,000,000	100.0%

(1)	The Philadelphia Design & Distribution Center Property was previously securitized in the WBCMT 2006-C27 transaction.

The Property. The Philadelphia Design & Distribution Center Property is a two-story, mixed-use industrial/office/retail building totaling 678,810 square feet and located in Philadelphia, Pennsylvania, approximately 6.7 miles north of the central business district. Constructed in 1926 and most recently renovated in 2006, the Philadelphia Design & Distribution Center Property contains approximately 313,476 square feet of industrial space (46.2% of net rentable area) and 364,934 square feet of office/retail space (53.8% of net rentable area). The Philadelphia Design & Distribution Center Property contains 436 surface parking spaces, resulting in a parking ratio of 0.6 spaces per 1,000 square feet of rentable area.

Tenants occupying approximately 65.4% of the net rentable area have been in occupancy at the Philadelphia Design & Distribution Center Property for at least 10 years, and tenants occupying approximately 41.1% of the net rentable area have been in occupancy for at least 15 years. According to underwritten base rent, the three largest tenants at the Philadelphia Design & Distribution Center Property account for 50.8% of net rentable area and 54.0% of annual underwritten base rent and have been in occupancy on average for 16 years. The largest tenant at the Philadelphia Design & Distribution Center Property, Resources for Human Development (108,107 square feet; 15.9% of net rentable area), which houses its headquarters at the Philadelphia Design & Distribution Center Property, has been in occupancy since 1999 and has extended the term of its lease several times, most recently through September 2021. The second largest tenant, City of Philadelphia (184,128 square feet; 27.1% of net rentable area; rated A-/A2/A+ by Fitch/Moody’s/S&P), has been in occupancy at the Philadelphia Design & Distribution Center Property since 1995 and uses approximately 58.7% of the industrial space at the Philadelphia Design & Distribution Center Property to store voting machines and equipment. The third largest tenant, Northwestern Human Services (52,716 square feet; 7.8% of net rentable area) is a community-based, nonprofit, human services provider that is headquartered in Pennsylvania. As of September 30, 2015 the Philadelphia Design & Distribution Center Property was 87.0% occupied by 21 tenants. Since 2006, the Philadelphia Design & Distribution Center Property has maintained an average occupancy rate of 95.1%.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

43

PHILADELPHIA DESIGN & DISTRIBUTION CENTER

The following table presents certain information relating to the tenancy at the Philadelphia Design & Distribution Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Resources for Human Development	NR/NR/NR	108,107	15.9%	$8.23(3)	$889,413	22.5%	Various(4)(5)
City of Philadelphia	A-/A2/A+	184,128	27.1%	$3.40	$625,200	15.8%	6/30/20166)(7)
Northwestern Human Services	NR/NR/NR	52,716	7.8%	$11.79(8)	$621,576	15.7%	Various(9)
Wissahickon Charter School	NR/NR/NR	53,889	7.9%	$8.69(10)	$468,395	11.8%	7/31/2026(11)
GSA (U.S. Government)	AAA/Aaa/AA+	24,552	3.6%	$15.65(12)	$384,354	9.7%	8/31/2016(13)(14)
Total Major Tenants		423,392	62.4%	$7.06	$2,988,938	75.5%

Non-Major Tenants		167,499	24.7%	$5.78	$968,368	24.5%

Occupied Collateral Total		590,891	87.0%	$6.70	$3,957,306	100.0%

Vacant Space		87,919	13.0%

Collateral Total		678,810	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent includes contractual rent steps through June 30, 2016 totaling $27,936.
(3)	Resources for Human Development occupies space under 10 separate leases: 41,759 square feet of office space (6.2% of net rentable area; $11.18 per square foot); 2,940 square feet of office space (0.4% of net rentable area; $9.78 per square foot); 51,632 square feet of industrial space (7.6% of net rentable area; $6.91 per square foot); 23,783 square feet of industrial space (3.5% of net rentable area; $6.41 per square foot); 21,060 square feet of industrial space (3.1% of net rentable area; $6.18 per square foot); 2,200 square feet of industrial space (0.3% of net rentable area; $5.98 per square foot); and 8,306 square feet of industrial space (1.2% of net rentable area; $5.57 per square foot).
(4)	Resources for Human Development leases 107,522 square feet (15.8% of net rentable area) on leases that expire September 30, 2021 and 585 square feet (0.1% of net rentable area) on a lease that expires September 30, 2016. No base rent was underwritten for the 585 square foot space.
(5)	Resources for Human Development has three 5-year renewal options.
(6)	City of Philadelphia has two 1-year renewal options.
(7)	City of Philadelphia has the right to terminate its lease any time with 180 day’ prior written notice if the tenant obtains new voting machines which require less than approximately 184,128 square feet of space.
(8)	Northwestern Human Services occupies space under two separate leases: 38,916 square feet of office space (5.7% of net rentable area; $13.79 per square foot) and 13,800 square feet of industrial space (2.0% of net rentable area; $6.15 per square foot).
(9)	Northwestern Human Services leases 38,916 square feet (5.7% of net rentable area) on a lease that expires April 30, 2019 and 13,800 square feet (2.0% of net rentable area) on a lease that expires September 30, 2018.
(10)	Wissahickon Charter School occupies space under two separate leases: 34,491 square feet of office space (5.1% of net rentable area; $11.33 per square foot) and 19,398 square feet of industrial space (2.9% of net rentable area; $4.00 per square foot).
(11)	Wissahickon Charter School has one 5-year renewal option.
(12)	GSA (U.S. Government) occupies space under two separate leases; 11,557 square feet of office space (1.7% of net rentable area; $15.70 per square foot) and 12,995 square feet of office space (1.9% of net rentable area; $15.62 per square foot).
(13)	GSA (U.S. Government) has one 2-year renewal option.
(14)	GSA (U.S. Government) has the right to terminate its lease any time with 90 days’ prior written notice.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

44

PHILADELPHIA DESIGN & DISTRIBUTION CENTER

The following table presents certain information relating to the lease rollover schedule at the Philadelphia Design & Distribution Center Property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(4)
MTM	0	0	0.0%	0	0.0%	$0	$0.00
2015	0	0	0.0%	0	0.0%	$0	$0.00
2016	11	282,454	41.6%	282,454	41.6%	$1,401,988	$4.96
2017	3	21,895	3.2%	304,349	44.8%	$119,796	$5.47
2018	2	23,800	3.5%	328,149	48.3%	$135,743	$5.70
2019	3	80,921	11.9%	409,070	60.3%	$739,768	$9.14
2020	0	0	0.0%	409,070	60.3%	$0	$0.00
2021	14	127,932	18.8%	537,002	79.1%	$1,091,616	$8.53
2022	0	0	0.0%	537,002	79.1%	$0	$0.00
2023	0	0	0.0%	537,002	79.1%	$0	$0.00
2024	0	0	0.0%	537,002	79.1%	$0	$0.00
2025	0	0	0.0%	537,002	79.1%	$0	$0.00
Thereafter	2	53,889	7.9%	590,891	87.0%	$468,395	$8.69
Vacant	0	87,919	13.0%	678,810	100.0%	$0	$0.00
Total/Weighted Average	35(5)	678,810	100.0%			$3,957,306	$6.70

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	The table does not include roof space, an ATM, and a drop-box leased to FedEx, which have no leases in-place and no attributed square footage or underwritten base rent.
(4)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(5)	The Philadelphia Design & Distribution Center Property is occupied by 21 tenants subject to 35 leases.

The following table presents historical occupancy percentages at the Philadelphia Design & Distribution Center Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	3/31/2015(1)	9/30/2015(2)
95.0%	98.1%	94.6%	87.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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PHILADELPHIA DESIGN & DISTRIBUTION CENTER

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Philadelphia Design & Distribution Center Property:

Cash Flow Analysis

	2013	2014	TTM 6/30/2015	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$4,271,352	$4,159,909	$4,167,799	$3,957,306(1)	80.8%	$5.83
Grossed Up Vacant Space	0	0	0	439,595	9.0	0.65
Total Reimbursables	1,046,542	1,032,574	892,999	932,342	19.0	1.37
Other Income	10,911	9,589	9,114	9,114	0.2	0.01
Less Vacancy & Credit Loss	0	0	0	(439,595)(2)	(9.0)	(0.65)
Effective Gross Income	$5,328,805	$5,202,073	$5,069,912	$4,898,762	100.0%	$7.22

Total Operating Expenses	$1,925,316	$1,703,327	$1,796,847	$1,793,302	36.6%	$2.64

Net Operating Income	$3,403,489	$3,498,745	$3,273,065	$3,105,460	63.4%	$4.57
TI/LC	0	0	0	295,051	6.0	0.43
Capital Expenditures	0	0	0	135,762	2.8	0.20
Net Cash Flow	$3,403,489	$3,498,745	$3,273,065	$2,674,646	54.6%	$3.94

NOI DSCR	2.20x	2.27x	2.12x	2.01x
NCF DSCR	2.20x	2.27x	2.12x	1.73x
NOI DY	13.1%	13.5%	12.6%	11.9%
NCF DY	13.1%	13.5%	12.6%	10.3%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include a contractual rent step through June 30, 2016 totaling $27,936.
(2)	The underwritten economic vacancy is 10.0%. The Philadelphia Design & Distribution Center Property was 87.0% physically occupied as of September 30, 2015.

Appraisal. As of the appraisal valuation date of July 8, 2015, the Philadelphia Design & Distribution Center Property had an “as-is” appraised value of $37,000,000.

Environmental Matters. According to the Phase I environmental report dated July 7, 2015, there was no evidence of any recognized environmental conditions at the Philadelphia Design & Distribution Center Property.

Market Overview and Competition. The Philadelphia Design & Distribution Center Property is situated on a 19.9-acre site along the Roosevelt Expressway, approximately 5.6 miles north of downtown Philadelphia. The Philadelphia Design & Distribution Center Property is located on the border of the Nicetown and East Falls neighborhoods. Each neighborhood is a fully developed area within the City of Philadelphia with the Nicetown neighborhood dominated largely by industrial uses and the East Falls neighborhood consisting mainly of residential uses. According to the appraisal, there is little land available for additional industrial development in the immediate vicinity of the Philadelphia Design & Distribution Center Property, and acquiring land zoned for industrial uses has become increasingly difficult in both the city and surrounding metropolitan areas. The Philadelphia Design & Distribution Center Property’s location along the Roosevelt Expressway gives it convenient access to Interstate 76, which is the main thoroughfare for the area connecting North Philadelphia to downtown and westerly through Harrisburg to Pittsburg. The 2015 estimated population within a one-, three- and five-mile radius of the Philadelphia Design & Distribution Center Property was 35,094, 369,014 and 942,105, respectively, and the average estimated household income within the same one-, three- and five-mile radii was $45,504, $42,666 and $56,958, respectively.

According to a third party market research report, the Philadelphia Design & Distribution Center Property is located in the North Philadelphia submarket of the Philadelphia industrial market. As of the second quarter of 2015, the North Philadelphia submarket contained approximately 2.7 million square feet of industrial flex space with a 3.9% vacancy rate and average asking rent of $11.10 per square foot on a gross basis. For the same period, the North Philadelphia submarket contained 87.7 million square feet of total industrial space with an 11.1% vacancy rate and average asking rent of $3.98 per square foot on a gross basis. According to the same third party market research report, the Philadelphia Design & Distribution Center Property is located in the Northwest Philadelphia submarkets of the Philadelphia office and retail markets. As of the second quarter of 2015, the Northwest Philadelphia office submarket contained approximately 6.0 million square feet of office space with a 13.1% vacancy rate and average asking rent of $19.23 per square foot on a gross basis. For the same period, the North Philadelphia retail submarket contained 8.8 million square feet of total retail space with an 4.4% vacancy rate and average asking rent of $16.55 per square foot on a gross basis. Based on the mix of different spaces and components at the Philadelphia Design & Distribution Center Property, the appraiser concluded to an overall market occupancy of 92.0% and a blended market rate of $8.31 per square foot on a gross basis, implying that the blended underwritten base rent ($6.70 per square foot) is approximately 19.4% below the appraiser’s blended market rate.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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PHILADELPHIA DESIGN & DISTRIBUTION CENTER

The following table presents certain information relating to comparable office properties for the Philadelphia Design & Distribution Center Property:

Competitive Set(1)

	Philadelphia Design & Distribution Center (Subject)	5548 Chestnut Street	700 Cottman Avenue	2010 Levick Street	1163-65 S. Broad Street
Location	Philadelphia, PA	Philadelphia, PA	Philadelphia, PA	Philadelphia, PA	Philadelphia, PA
Distance from Subject	--	6.7 miles	7.7 miles	6.6 miles	8.4 miles
Property Type	Mixed Use(2)	Office	Office	Office	Office
Year Built/Renovated	1926/2006	2006/NAV	2009/NAV	1990/NAV	1995/NAV
Total GLA	678,810 SF(2)	46,000 SF	20,000 SF	9,5000 SF	59,498 SF
Total Occupancy	87%	88%	100%	100%	100%

(1)	Information obtained from the appraisal, underwritten rent roll, and a third party market research report. The appraisal did not include a competitive set; the properties shown were provided as rent comparables.
(2)	The Philadelphia Design & Distribution Center Property contains 313,476 square feet of industrial space and 364,934 square feet of office/retail space.

The following table presents certain information relating to comparable industrial properties for the Philadelphia Design & Distribution Center Property:

Competitive Set(1)

	Philadelphia Design & Distribution Center (Subject)	10814 Northeast Avenue	5601 Tulip Street	10980 Dutton Road	12401 McNulty Road
Location	Philadelphia, PA	Philadelphia, PA	Philadelphia, PA	Philadelphia, PA	Philadelphia, PA
Distance from Subject	--	13.1 miles	7.7 miles	14.0 miles	14.5 miles
Property Type	Mixed Use(2)	Industrial	Industrial	Industrial	Industrial
Year Built/Renovated	1926/2006	1983/NAV	1922/NAV	1970/NAV	1988/NAV
Total GLA	678,810 SF(2)	217,000 SF	136,337 SF	12,000 SF	229,755 SF
Total Occupancy	87%	86%	100%	100%	100%

(1)	Information obtained from the appraisal, underwritten rent roll, and a third party market research report. The appraisal did not include a competitive set; the properties shown were provided as rent comparables.
(2)	The Philadelphia Design & Distribution Center Property contains 313,476 square feet of industrial space and 364,934 square feet of office/retail space.

The Borrowers. The borrower structure comprises two tenants-in-common: Forty Seven Hundred LP (a Delaware limited partnership) and IMD Forty Seven Hundred LLC (a Delaware limited liability company), each of which is a single purpose entity with one independent director. Margaret Dolgin and Cindy Dolgin are the guarantors of certain nonrecourse carveouts under the Philadelphia Design & Distribution Center Mortgage Loan.

The Sponsors. The sponsors are Kalmon Dolgin, Neil Dolgin and Joshua M. Dolgin, principals of Kalmon Dolgin Affiliates, Inc. (“KDA”). KDA is a full-service commercial real estate firm specializing in asset and property management, development, construction, investment, and brokerage. Founded in 1904, the fourth-generation, New York-based company has a portfolio of approximately 4.5 million square feet of retail, office, and warehouse space located throughout the United States. Kalmon Dolgin, Neil Dolgin and Joshua M. Dolgin, principals of the sponsor, disclosed two prior deeds-in-lieu of foreclosure in 2010 and 2011. See “Description of the Mortgage Pool –Default History, Bankruptcy Issues and Other Proceedings” in the Free Writing Prospectus.

Escrows. The loan documents provide for upfront reserves in the amount of $108,830 for real estate taxes, $36,534 for insurance and $74,875 for deferred maintenance. The loan documents also provide for ongoing monthly escrows in the amount of $13,604 for real estate taxes, $12,178 for insurance, $11,314 for replacement reserves and $25,445 for tenant improvements and leasing commissions (subject to a cap of $750,000 so long as no Cash Trap Event Period (as defined below) exists).

Lockbox and Cash Management. Upon the occurrence and continuance of a Cash Trap Event Period (as defined below), the Philadelphia Design & Distribution Center Mortgage Loan requires the borrower to establish a lender-controlled lockbox account; the

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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PHILADELPHIA DESIGN & DISTRIBUTION CENTER

borrower and manager direct all rents to be deposited directly into such lockbox account. During a Cash Trap Event Period, all cash flow is swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon (i) the occurrence and continuance of an event of default or (ii) the net cash flow debt yield falling below 8.0% at the end of any calendar month. A Cash Trap Event Period will end with respect to clause (i), upon the cure of such event of default; and with respect to clause (ii), upon the net cash flow debt yield being equal to or greater than 8.0% for two consecutive calendar quarters.

Property Management. The Philadelphia Design & Distribution Center Property is managed by an affiliate of the borrower.

Assumption. The borrower has a two-time right to transfer the Philadelphia Design & Distribution Center Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from Fitch, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2015-C31 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Philadelphia Design & Distribution Center Property. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

48

No. 9 – Warren Industrial Center

Loan Information				Property Information
Mortgage Loan Seller:	Basis Real Estate Capital II, LLC			Single Asset/Portfolio:	Portfolio
Credit Assessment (Fitch/Moody’s/Morningstar):	NR/NR/NR			Property Type:	Industrial
Original Principal Balance:	$25,350,000			Specific Property Type:	Flex
Cut-off Date Principal Balance:	$25,350,000			Location:	Warren, MI
% of Initial Pool Balance:	[ ]%			Size:	284,381 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$89.14
Borrower Name:	Warren Industrial Investors LLC			Year Built/Renovated:	Various – See Table
Sponsor:	Eric B. Larson and Fara H. Cavaliere			Title Vesting:	Fee
Mortgage Rate:	4.750%			Property Manager:	Self-managed
Note Date:	October 8, 2015			3rd Most Recent Occupancy (As of):	100.0% (12/31/2012)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy(As of):	100.0% (12/31/2013)
Maturity Date:	November 1, 2025			Most Recent Occupancy (As of):	100.0% (12/31/2014)
IO Period:	None			Current Occupancy (As of):	100.0% (11/1/2015)
Loan Term (Original):	120 months
Seasoning:	0 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing Balloon			3rd Most Recent NOI:	$3,125,158 (12/31/2012)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI:	$2,874,005 (12/31/2013)
Call Protection:	L(6);GRTR 2% or YM(112);O(2)			Most Recent NOI:	$2,880,591 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$3,110,022
				U/W Expenses:	$633,457
				U/W NOI(2):	$2,476,564
				U/W NCF:	$2,312,840
Escrows and Reserves(1):				U/W NOI DSCR:	1.56x
				U/W NCF DSCR:	1.46x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	9.8%
Taxes	$143,395	$34,849	NAP	U/W NCF Debt Yield:	9.1%
Insurance	$2,029	$2,029	NAP	As-Is Appraised Value(3):	$33,800,000
Replacement Reserve	$0	$3,555	NAP	As-Is Appraisal Valuation Date:	September 4, 2015
Tenant Rollover Reserve	$500,000	$10,201	$500,000	Cut-off Date LTV Ratio(3):	75.0%
Supplemental Rollover Reserve	$1,000,000	NAP	NAP	LTV Ratio at Maturity or ARD(3):	61.2%

(1)	See “Escrows” section.
(2)	See “Cash Flow Analysis” section.
(3)	The As-Is Appraised Value of $33,800,000 assumes that the GM Purchase Option is exercised (see “Purchase Option” section). The appraisal also concluded to a market value of $36,650,000, assuming the GM Purchase Option is not exercised, and assuming a market value of $11,500,000 for the GM Building. Based on the $36,650,000 hypothetical appraised value, the Cut-off Date LTV Ratio and LTV Ratio at Maturity are 69.2% and 56.4%, respectively.

The Mortgage Loan. The mortgage loan (the “Warren Industrial Center Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering a portfolio of three industrial properties located in Warren, Michigan (the “Warren Industrial Center Properties”). The Warren Industrial Center Mortgage Loan was originated on October 8, 2015 by Basis Real Estate Capital II, LLC. The Warren Industrial Center Mortgage Loan had an original principal balance of $25,350,000, has an outstanding principal balance as of the Cut-off Date of $25,350,000 and accrues interest at an interest rate of 4.750% per annum. The Warren Industrial Center Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule. The Warren Industrial Center Mortgage Loan matures on November 1, 2025.

Following the lockout period, the borrower has the right to prepay the Warren Industrial Center Mortgage Loan in whole, or in part (see “Purchase Option” and “Partial Release” sections), provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 2.0% of the principal amount being prepaid on any date before September 1, 2025. In addition, the Warren Industrial Center Mortgage Loan is prepayable without penalty on or after October 1, 2025.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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WARREN INDUSTRIAL CENTER

Sources and Uses

Sources			Uses
Original loan amount	$25,350,000	100.0%	Loan payoff	$22,258,223	87.8%
			Closing costs	970,253	3.8
			Reserves	1,645,424	6.5
			Return of equity	476,099	1.9
Total Sources	$25,350,000	100.0%	Total Uses	$23,350,000	100.0%

The Properties. The Warren Industrial Center Properties comprise three adjacent industrial warehouse/flex properties totaling 284,381 square feet located in Warren, Michigan, approximately 12.3 miles northeast of downtown Detroit. The Warren Industrial Center Properties are situated along George Merrelli Avenue, just north of I-696. The Warren Industrial Center Properties range in size from 54,830 square feet to 150,000 square feet with building clear heights ranging from 16 feet to 36 feet. Built between 1966 and 2006, the Warren Industrial Center Properties were 100.0% occupied as of September 30, 2015 by Detroit Testing Laboratories, Inc. (“Element-DTL”), Android Industries-Sterling Heights, L.L.C. (“Android”) and General Motors LLC (“GM”). The Warren Industrial Center Properties are located on part of the Detroit Arsenal Tank Plant (the “DATP”) redevelopment site that was used for tank production until 1982. A portion of the site is still used by the US Army Tank-automotive and Armaments Command and the balance was sold to the city of Warren and comprises the Arsenal Industrial District, a Renaissance Zone that originally provided tax incentives to the tenants.

The following table presents certain information relating to the Warren Industrial Center Properties:

Property Name	Allocated Cut- off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Current Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	Allocated Cut-off Date LTV
The Element Building	$8,850,000	34.9%	100.0%	2006/NAP	79,551	$13,000,000	68.1%
The Android Building	$8,150,000	32.1%	100.0%	2004/NAP	150,000	$12,050,000	67.6%
The GM Building(1)	$8,350,000	32.9%	100.0%	1966/2001	54,830	$8,750,000	95.4%
Total/Weighted Average	$25,350,000	100.0%	100.0%		284,381	$33,800,000(1)	75.0%(1)

(1)	As of the appraisal valuation date of September 4, 2015, the Warren Industrial Center Properties had an aggregate “as-is” appraised value of $33,800,000, which assumes the GM Purchase Option (see “Purchase Option” section) is executed. The appraiser also concluded to an aggregate “as-is” appraised value of $36,650,000, which assumes that the GM Purchase Option is not executed. The loan to value for the Warren Industrial Center Mortgage Loan using the $36,650,000 appraised value is 69.2%, which results in a balloon loan-to-value ratio of 56.4%. As of October 9, 2015 GM has not expressed interest in exercising the GM Purchase Option.

27485 George Merrelli (the “Element Building”)

The Element Building is a one-story, class C, R&D and high-technology testing facility situated on a 6.0-acre parcel. Constructed in 2006 by the Warren Industrial Center sponsor as the headquarters for Element-DTL, the Element Building contains 79,551 square feet of net rentable area, which includes approximately 40,000 square feet (50.0% of net rentable area) of finished office and lab space. Element-DTL uses the facility for vibration testing, electric and hybrid battery testing, calibration services, chemical and thermal analysis, electronics testing and other testing services. The Element Building is improved with full climate control, acoustical walls, reinforced floors, a floor drainage system and redundant power. Ceiling clear height in the warehouse area is 25 feet, and the Element Building includes an outdoor testing space. The Element Building contains 125 surface parking spaces, resulting in a parking ratio of 1.6 spaces per 1,000 square feet of rentable area. As of September 30, 2015, the Element Building was 100.0% occupied by Element-DTL.

27767 George Merrelli (the “Android Building”)

The Android Building is a two-story, class C, industrial building situated on an 8.3-acre parcel. Constructed in 2005 for Android by the Warren Industrial Center sponsor, the Android Building contains 150,000 square feet of net rentable area, which includes 15,000 square feet (10% of net rentable area) of finished office space, a clear height of 36 feet in the warehouse area and 24 truck wells and overhead doors. Android performs engine, tire and wheel assembly at the Android Building servicing both the Chrysler assembly plant in Sterling Heights [located 8.0 miles north of the Android Building and the GM Hamtramck Assembly Center in Detroit [located 9.7 miles south of the Android Building. The Android Building features 220 surface parking spaces, resulting in a parking ratio of 1.5 spaces per 1,000 square feet of rentable area. As of September 30, 2015, the Android Building was 100.0% occupied by Android.

7111 East 11 Mile Road (the “GM Building”)

The GM Building is a one-story, class C, warehouse building situated on two parcels containing a total of 25.3 acres. Constructed in 1966 and renovated in 2001 by the Warren Industrial Center sponsor, the GM Building contains a total of 54,830 square foot of net rentable area, which includes approximately 9,321 square feet (17% of net rentable area) of finished office space and a clear height of 16 feet in the warehouse area. GM manages and services its entire corporate fleet, handles lease turn-ins and auctions vehicles from this location. The GM Building features 2,717 surface parking spaces, resulting in a parking ratio of 20.2 spaces per 1,000 square feet of rentable area. As of September 30, 2015, the GM Building was 100.0% occupied by GM.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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WARREN INDUSTRIAL CENTER

The following table presents certain information relating to the tenancy at the Warren Industrial Center Properties:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date
Major Tenants
Android	NR/NR/NR	150,000	52.7%	$6.36	$954,000	35.3%	12/31/2019
Element-DTL	NR/NR/NR	79,551	28.0%	$12.00	$954,612	36.6%	11/30/2016(1)
GM	BBB-/Baa2/BBB-	54,830	19.3%	$12.74	$698,534	25.8%	2/28/2017(2)
Occupied Collateral Total		284,381	100.0%	$9.17	$2,607,146	100.0%

Vacant Space		0	0.0%

Collateral Total		284,381	100.0%

(1)	Element-DTL has two remaining 5-year extension options; the first lease extension contains a rental rate of $14 per square increasing by $0.25 per square foot annually. As an incentive for Element-DTL to extend early, the sponsor has presented Element-DTL with three separate term and rental rate options all commencing at the current 11/30/2016 lease expiration; 1) a 5-year option at $13 per square foot with annual $0.25 per square foot increases; 2) a 10-year option at $12.75 per square foot with annual $0.25 per square foot increases; and 3) a 15-year option at $12.00 per square foot with annual $0.25 per square foot increases. Basis has underwritten the 15-year option rent starting at $12 per square foot. A lease extension is expected to be signed within the next month or two after the tenant receives Element-DTL board approval.

(2)	GM has one remaining 5-year extension option. DTL-Element has one 1-year extension option and two 5 year extension option remaining. General Motors has one remaining 5 year extension option.

The following table presents certain information relating to the lease rollover schedule at the Warren Industrial Center Properties:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	$0.00
2015	0	0	0.0%	0	0.0%	$0	$0.00
2016	1	79,551	28.0%	79,551	28.0%	$954,612	$12.00
2017	1	54,830	19.3%	134,381	47.3%	$698,534	$12.74
2018	0	0	0.0%	134,381	47.3%	$0	$0.00
2019	1	150,000	52.7%	284,381	100.0%	$954,000	$6.36
2020	0	0	0.0%	284,381	100.0%	$0	$0.00
2021	0	0	0.0%	284,381	100.0%	$0	$0.00
2022	0	0	0.0%	284,381	100.0%	$0	$0.00
2023	0	0	0.0%	284,381	100.0%	$0	$0.00
2024	0	0	0.0%	284,381	100.0%	$0	$0.00
2025	0	0	0.0%	284,381	100.0%	$0	$0.00
Thereafter	0	0	0.0%	284,381	100.0%	$0	$0.00
Vacant	0	0	0.0%	284,381	100.0%	$0	$0.00
Total/Weighted Average	3	284,381	100.0%			$2,607,146	$9.17

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Warren Industrial Center Properties:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	11/1/2015(2)
100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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WARREN INDUSTRIAL CENTER

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Warren Industrial Center Properties:

Cash Flow Analysis

	2012	2013	2014	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$3,096,425	$2,921,441	$2,838,408	$2,607,146(1)	82.8%	$9.50
Grossed Up Vacant Space	0	0	0	0	0.0	0.00
Total Reimbursables	275,392	302,934	466,362	441,057	14.2	1.79
Other Income(2)	206,354	210,208	216,770	225,504	7.3	0.79
Less Vacancy & Credit Loss	0	0	0	($163,685)(3)	(5.3)	(0.60)
Effective Gross Income	$3,578,171	$3,434,583	$3,521,540	$3,110,022	100.0%	$11.48

Total Operating Expenses	$453,014	$560,577	$640,950	$633,457	19.6%	$2.25

Net Operating Income	$3,125,157	$2,874,006	$2,880,590	$2,476,565	80.4%	$3.49
TI/LC	0	0	0	127,640	0.04	0.45
Capital Expenditures	0	0	0	42,657	0.01	0.15
Net Cash Flow	$3,125,157	$2,874,006	$2,880,590	$2,312,841	48.60%	$8.63

NOI DSCR	1.97x	1.81x	1.82x	1.56x
NCF DSCR	1.97x	1.81x	1.82x	1.46x
NOI DY	12.3%	11.3%	11.4%	9.77%
NCF DY	12.3%	11.3%	11.4%	9.12%

(1)	U/W Base Rent and Net Operating Income are lower than historical Net Operating Income because the Android lease is structured with rent step-downs related to tenant improvement amortization. The final rent step-down occurs in December 2015, and the underwritten base rent for Android excludes the tenant improvement amortization premium.

(2)	Other Income is the in-place parking revenue per the GM lease.

(3)	The underwritten economic vacancy is 5.3%. The Warren Industrial Center Properties were 100.0% physically occupied as of September 30, 2015

Appraisal. As of the appraisal valuation date of September 4, 2015, the Warren Industrial Center Properties had an aggregate “as-is” appraised value of $33,800,000, which assumes the GM Purchase Option (see “Purchase Option” section) is executed. The appraiser also concluded to an aggregate “as-is” appraised value of $36,650,000, which assumes that the GM Purchase Option is not executed.

Environmental Matters. According to a Phase I environmental report dated September 14, 2015, there was no evidence of any recognized environmental conditions at the Warren Industrial Center Properties.

Market Overview. The Warren Industrial Center Properties are located in Warren, Michigan approximately 12.3 miles northeast of downtown Detroit and 29.8 miles southeast of the Detroit Metropolitan Wayne County Airport. Warren is located near the center of metropolitan Detroit, bisected by Interstate 696 and Van Dyke Road, with proximity to Interstate 75 (5.1 miles west) and Interstate 94 (6.3 miles east). The 2010 census places Warren’s population at 134,056, making it the largest city in Macomb County, the third largest city in Michigan, and Metro Detroit’s largest suburb. The Detroit area and its immediate suburbs are also served by a square grid network of major arterial roads. Interstate 94 connects to Kings Highway 401, linking Detroit to Ontario, Canada, and providing highway access into southern Ontario cities. There are a number of single tenant users in the immediate area surrounding the Warren Industrial Center Properties including Sennett Steel, Macomb Community College (Technical Education Center), United Auto Workers Training Facility, Encore Capital Group, and Michigan DNR. Warren serves as a key research and development hub for the automotive industry immediately north of the Warren Industrial Center Properties is the headquarter location for U.S. Manufacturing along with other industrial/flex users. Approximately one mile north of the Warren Industrial Center Properties is the GM Tech Center which houses over 19,000 employees in engineering, design, research and development. Also nearby are the Chrysler Warren Truck Assembly Plant (Dodge City), the Sterling Heights Assembly and Stamping Plant, Detroit Axle, and the GM Powertrain plant.

According to a third-party market research report, as of the second quarter of 2015, the Detroit industrial market contained approximately 550.8 million square feet in 16,743 buildings and had a vacancy rate of 6.8%, with average asking rents of $4.97 per square foot, triple net. The Warren Industrial Center Properties are located in the West of Van Dyke/Macomb Industrial submarket, which contains over 54.0 million square feet (approximately 10.0% of the Detroit industrial market) and is characterized as having little land available for development. As of the second quarter of 2015, the West of Van Dyke/Macomb Industrial submarket had a vacancy rate of 2.0%, having absorbed more than 1.4 million square feet of space over the past three years, with positive net absorption in every year since 2009. The appraiser surveyed 16 comparable buildings and found that in-place lease rates at these properties ranged from $6.25 per square foot to $17.70 per square foot and concluded that the lease rates at the Warren Industrial Center Properties are considered to be market based and supported.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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WARREN INDUSTRIAL CENTER

The following table presents certain information relating to comparable multifamily properties for the Warren Industrial Center Properties:

Competitive Set(1)

	Warren Industrial	Patterson Dental	GKN Automotive	Huntsman International	Faurecia SA	GSA

Location	Warren, MI	Auburn Hills, MI	Auburn Hills, MI	Auburn Hills, MI	Auburn Hills, MI	Ann Arbor, MI
Distance from Subject	--	26 miles	24 miles	20 miles	21 miles	50 miles
Property Type	Industrial	Industrial	Industrial	Industrial	Industrial	Industrial
Year Built/Renovated	2001/2005	2006	2015	1999	2014	2008
Total SF	284,381	19,509	178,000	94,000	278,000	53,000
Rent/sf	$9.17/Net	$10.03/Net	$11.90/Net	$12.87/Net	$11.37/Net	$17.70/Net
Total Occupancy	100%	100%	100%	100%	100%	100%

(1)	Information obtained from the appraisal and underwritten rent roll.

The Borrower.  The borrower is Warren Industrial, LLC, a Delaware limited liability company and a single purpose entity, with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Warren Industrial Center Mortgage Loan. The borrower is owned by Lorenzo Cavaliere of Cavaliere Companies (45.0%), Eric Larson of Larson Realty Group (29.0% and managing member), and The Build Fund, a union pension investment fund (9.0%). Fara Cavaleire and Eric Larson are the guarantors of certain non-recourse carveouts under the Warren Industrial Center Mortgage Loan.

The Sponsor.  The sponsor is Eric Larson, President and CEO of Larson Realty Group (“Larson”). Founded in 1999, Larson has developed and acquired approximately 820,000 square feet of commercial real estate and has consulted on significant redevelopment projects in the City of Detroit and the City of Miami. Larson has developed and managed projects including the 760,000-square-foot Argonaut Building in Detroit and the 493,000-square-foot 150 W. Jefferson building in Detroit. Larson Realty Group currently owns 9 office/mixed-use/industrial/retail properties in Michigan totaling approximately 560,000 SF.

Escrows. The loan documents provide for upfront reserves in the amount of $143,395 for real estate taxes, $2,029 for insurance, $500,000 for tenant rollover reserve to be used for general re-tenanting costs and $1,000,000 for supplemental tenant rollover, to be used specifically for the lease renewal for Element-DTL (or acceptable replacement tenant) on December 1, 2016 and the lease renewal for GM (or acceptable replacement tenant) on March 1, 2017. The loan documents require monthly deposits of $34,849 for real estate taxes, $1,202 for insurance, $3,555 for replacement reserves and $10,201 for tenant rollover (subject to a cap of $500,000).

Lockbox and Cash Management. The Warren Industrial Center Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct all tenants to deposit their rents directly into such lockbox account. The loan documents also require that all cash revenues and all other monies received by the borrower or manager relating to the Warren Industrial Center Properties be deposited into the lockbox account within two business days. Prior to the occurrence of a Trigger Event Period (as defined below) all funds on deposit in the lockbox account are disbursed to the borrower. Upon the occurrence of a Trigger Event Period, all funds in the lockbox account are swept to a lender-controlled sub-account.

A “Trigger Event Period” will commence upon the earlier of (i) an event of default; (ii) the debt service coverage ratio being less than 1.15x for two consecutive calendar quarters; or (iii) the occurrence of an Anchor Tenant Trigger Event (as defined below). A Trigger Event Period will end with respect to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters; and with respect to clause (iii), upon an Anchor Tenant Cure Event (as defined below).

An “Anchor Tenant Trigger Event” will commence upon the earlier of (i) a bankruptcy action with respect to an Anchor Tenant (as defined below); (ii) an Anchor Tenant defaults (beyond applicable notice or cure periods) under its lease; (iii) an Anchor Tenant provides notice to terminate its lease or terminates its lease prior to the stated expiration date; (iv) an Anchor Tenant fails to renew its lease prior to the stated expiration date, however this shall not include (1) the failure of Element DTL to renew its lease for the period commencing December 1, 2016 but shall include the failure of Element DTL to renew for a term of at least five years commencing December 1, 2021 and (2) the failure of GM to renew its lease for the period commencing March 1, 2017, but shall include the failure of GM to renew for a term of at least three years commencing after the expiration of the renewal period commencing December 1, 2016.

An “Anchor Tenant Cure Event” will occur with respect to clause (i), upon the Anchor Tenant no longer being insolvent or subject to bankruptcy proceedings, reaffirming its lease and paying full, unabated rent; with regard to clause (ii), upon the Anchor Tenant curing all defaults under its lease; with regard to clause (iii), upon the Anchor Tenant revoking or rescinding its termination notice and affirming that its lease is in full force and effect; with regard to clause (iv), upon the Anchor Tenant revoking or rescinding its go dark notice and affirming that its lease is in full force and effect; and with regard to clause (v), upon the Anchor Tenant renewing or extending its lease on terms acceptable to lender. In addition, an Anchor Tenant Trigger Event may be cured by the borrower leasing the entire applicable Anchor Tenant space to an acceptable replacement tenant on a lease acceptable to the lender and the replacement tenant is in occupancy, open for business and paying full, unabated rent.

“Anchor Tenant” means Element-DTL, Android, and GM, or any replacement of such tenants.

Property Management. The Warren Industrial Center Properties are managed by an affiliate of the borrower.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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WARREN INDUSTRIAL CENTER

Assumption. The borrower has a one-time right to transfer the Warren Industrial Center Properties provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including, but not limited to the following: (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards taking into consideration the transferee’s experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2015-C31 Certificates.

Purchase Option. GM has the one-time right to purchase the GM Building for $8,750,000 at any time through February 2017. As of October 9, 2015 GM has not expressed interest in exercising the GM Purchase Option.

Partial Release. In the event GM exercises the GM Purchase Option, the borrower may obtain the release of the GM Building by paying down the loan in an amount equal to 110% of the allocated loan amount and further subject to the satisfaction of all other customary terms and conditions, including, without limitation, the following conditions: (i) no event of default beyond applicable notice and cure periods; (ii) the minimum debt yield on the remaining properties shall not be less than 9.00%, (iii) the minimum debt service coverage ratio for the remaining properties shall not be less than 1.30x; (iv) the loan to value ratio on the remaining properties shall less than 75.0%; (v) payment of any applicable prepayment penalties and (f) confirmation by Moody’s, Fitch, and Morningstar that the release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2015-C31 Certificates.

If on the date of the release of the GM Building the average unexpired remaining term of the leases in place for the remaining Warren Industrial Center Properties is less than five years, lender may condition its release of the GM Building upon the borrower entering into a “Master Lease” of the Warren Industrial Center Properties as tenant for a term of at least five years from the date of the release of the GM Building at a rent equal to the rent then payable under the remaining leases.

Real Estate Substitution. Not Permitted.

Subordinate and Mezzanine Indebtedness. Not Permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents provide that the required “all risk” insurance policy must include coverage for terrorism in an amount equal to the full replacement cost of the Warren Industrial Center Properties, as well as business interruption insurance for an unlimited number of months based on actual losses sustained.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

54

No. 10 – Brooks Landing Apartments

Loan Information	Property Information
Mortgage Loan Seller:	Rialto Mortgage Finance, LLC	Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/Moody’s/Morningstar):	NR/NR/NR	Property Type:	Multifamily
Original Principal Balance:	$24,500,000	Specific Property Type:	Garden
Cut-off Date Principal Balance:	$24,500,000	Location:	Modesto, CA
0% of Initial Pool Balance:	[ ]%	Size:	232 Units
Loan Purpose:	Refinance	Cut-off Date Principal Balance Per Unit:	$105,603
Borrower Name:	Brooks Landing California Partners, LLC	Year Built/Renovated:	2005/NAP
Sponsors:	Jon Wood and Roger Kuula	Title Vesting:	Fee
Mortgage Rate:	4.600%	Property Manager:	Self-managed
Note Date:	September 28, 2015	3rd Most Recent Occupancy (As of):	91.5% (12/31/2012)
Anticipated Repayment Date:	NAP	2nd Most Recent Occupancy (As of):	94.4% (12/31/2013)
Maturity Date:	October 6, 2025	Most Recent Occupancy (As of):	96.6% (12/31/2014)
IO Period:	120 months	Current Occupancy (As of):	97.8% (9/9/2015)
Loan Term (Original):	120 months
Seasoning:	1 month	Underwriting and Financial Information:
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon	3rd Most Recent NOI (As of):	$1,641,785 (12/31/2013)
Interest Accrual Method:	Actual/360	2nd Most Recent NOI (As of):	$1,822,938 (12/31/2014)
Call Protection:	L(25),D(91),O(4)	Most Recent NOI (As of):	$2,013,424 (TTM 9/30/2015)
Lockbox Type:	Springing
Additional Debt:	None	U/W Revenues:	$3,391,806
Additional Debt Type:	NAP	U/W Expenses:	$1,257,027
U/W NOI:	$2,134,778
U/W NCF:	$2,076,778
U/W NOI DSCR:	1.86x
Escrows and Reserves(1):	U/W NCF DSCR:	1.81x
U/W NOI Debt Yield:	8.7%
U/W NCF Debt Yield:	8.5%
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraised Value:	$35,900,000
Taxes	$256,792	$34,938	NAP	As-Is Appraisal Valuation Date:	June 17, 2015
Insurance	$48,220	$4,018	NAP	Cut-off Date LTV Ratio:	68.2%
Replacement Reserves	$0	$4,833	NAP	LTV Ratio at Maturity or ARD:	68.2%

(1)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “Brooks Landing Apartments Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering a garden-style multifamily property located in Modesto, California (the “Brooks Landing Apartments Property”). The Brooks Landing Apartments Mortgage Loan was originated on September 28, 2015 by Rialto Mortgage Finance, LLC. The Brooks Landing Apartments Mortgage Loan had an original principal balance of $24,500,000, has an outstanding principal balance as of the Cut-off Date of $24,500,000 and accrues interest at an interest rate of 4.600% per annum. The Brooks Landing Apartments Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments through the term of the Brooks Landing Apartments Mortgage Loan. The Brooks Landing Apartments Mortgage Loan matures on October 6, 2025.

Following the lockout period, the borrower has the right to defease the Brooks Landing Apartments Mortgage Loan in whole, but not in part, on any date before July 6, 2025. In addition, the Brooks Landing Apartments Loan is prepayable without penalty on or after July 6, 2025.

Sources and Uses

Sources			Uses
Original loan amount	$24,500,000	100.0%	Loan payoff	$22,934,216	93.6%
			Reserves	305,012	1.2
			Closing costs	568,380	2.3
			Return of equity	692,192	2.8
Total Sources	$24,500,000	100.0%	Total Uses	$24,500,000	100.0%

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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BROOKS LANDING APARTMENTS

The Property. The Brooks Landing Apartments Property is a garden-style multifamily property comprised of 232 units in eight, two- and three-story buildings located in Modesto, California. Constructed in 2005, the Brooks Landing Apartments Property is situated on a 9.4-acre site. Community amenities include controlled access gates, an outdoor swimming pool/spa, and a clubhouse with business center, game room, movie theatre, billiards table and fitness center. Unit amenities include fully-equipped kitchens, tile flooring, walk-in closets and balconies. The borrower reported capital expenditures totaling approximately $285,000 since 2012, which included various updates and repairs to unit interiors, HVAC system, parking lot, signage and roofs. The Brooks Landing Apartments Property contains 290 surface parking spaces, reflecting a parking ratio of 1.3 spaces per unit. As of September 9, 2015, the Brooks Landing Apartments Property was 97.8% occupied.

The following table presents certain information relating to the unit mix of the Brooks Landing Apartments Property:

Apartment Unit Summary(1)

Unit Type	No. of Units	% of Total Units	Average Unit Size (SF)	Average U/W Monthly Rent per Unit
1 Bedroom / 1 Bath	68	29.3%	786	$1,071
2 Bedroom / 1 Bath	48	20.7%	999	$1,150
2 Bedroom / 2 Bath	116	50.0%	1,064	$1,215
Total/Weighted Average	232	100.0%	969	$1,159

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Brooks Landing Apartments Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	9/9/2015(2)
91.5%	94.4%	96.6%	97.8%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Brooks Landing Apartments Property:

Cash Flow Analysis

	2013		2014		TTM 9/30/2015		U/W		% of UW Total Effective Gross Income	U/W $ per Unit
Base Rent	$2,731,296		$2,882,279		$3,064,330		$3,156,228		93.1%	$13,604
Grossed Up Vacant Space	0		0		0		70,320		2.1	303
Concessions	0		0		0		0		0.0	0
Other Income(1)	319,055		307,561		326,588		325,921		9.6	1,405
Less Vacancy & Credit Loss	(223,176)		(153,367)		(135,828)		(160,663	)(2)	(4.7)	(693)

Effective Gross Income	$2,827,175		$3,036,473		$3,255,090		$3,391,806		100.0%	$14,620

Total Operating Expenses	$1,185,390		$1,213,535		$1,241,666		$1,257,027		37.1	$5,418

Net Operating Income	$1,641,785		$1,822,938		$2,013,424		$2,134,778		62.9%	$9,202
Capital Expenditures	57,996		58,000		57,997		58,000		1.7	250
Net Cash Flow	$1,583,789		$1,764,938		$1,955,427		$2,076,778		61.2%	$8,952

NOI DSCR	1.43	x	1.59	x	1.76	x	1.86	x
NCF DSCR	1.38	x	1.54	x	1.71	x	1.81	x
NOI DY	6.7%		7.4%		8.2%		8.7%
NCF DY	6.5%		7.2%		8.0%		8.5%

(1)	Other Income includes RUBS, parking and other income.
(2)	The underwritten economic vacancy is 5.0%. The Brooks Landing Apartments Property was 97.8% physically occupied as of September 9, 2015.

Appraisal. As of the appraisal valuation date of June 17, 2015, the Brooks Landing Apartments Property had an “as-is” appraised value of $35,900,000.

Environmental Matters. According to a Phase I environmental assessment dated June 29, 2015, there was no evidence of any recognized environmental conditions at the Brooks Landing Apartments Property.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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BROOKS LANDING APARTMENTS

Market Overview and Competition. The Brooks Landing Apartments Property is located in Modesto, California, approximately 79.0 miles south of Sacramento and 92.0 miles east of San Francisco. The Brooks Landing Apartments Property is situated within the Modesto metropolitan statistical area and the San Joaquin Valley, one of the nation’s largest agricultural areas. Major economic demand drivers for the Modesto metropolitan statistical area include agriculture, healthcare/education and tourism. Healthcare and educational institutions represent the majority of the top employers in the Modesto metropolitan statistical area, including Modesto City Schools, Memorial Medical Center, Doctors Medical Center, Modesto Junior College, Sutter Gould Medical Foundation, MedAmerica, Sylvan School District and Kaiser Permanente. Primary regional access to the area is provided by State Route 108 (McHenry Avenue), State Route 132 (Yosemite Boulevard), and Highway 99, all of which connect in downtown Modesto, approximately 6.1 miles southwest of the Brooks Landing Apartments Property. The neighborhood surrounding the Brooks Landing Apartments Property is developed with residential, commercial and institutional properties. Approximately 4.0 miles west of the Brooks Landing Apartments Property is a major retail corridor along State Route 108 which includes Wal-Mart, Hobby Lobby, Burlington Coat Factory, Target and Marshalls. Residential properties in the neighborhood are primarily located along secondary streets and include single-family and multifamily uses. The 2015 estimated population with a one-, three-, and five-mile radius of the Brooks Landing Apartments Property was 12,756, 77,473 and 189,404, respectively, and the estimated average household income within the same radii was $84,859, $70,673, and $65,639, respectively.

According to a third party market research report, the Brooks Landing Apartments Property is located in the Modesto MSA multifamily market, which reported a 1.5% vacant rate as of the first quarter of 2015. The appraiser identified a competitive set totaling 4,923 units with a 3.6% vacancy rate and an average rental rate of $995 per unit.

The following table presents certain information relating to some comparable multifamily properties for the Brooks Landing Apartments Property:

Competitive Set(1)

	Brooks Landing Apartments (Subject)	Live Oak Apartments	The Villas at Villagio	Valley Oak Apartments	Meadow Lake Apartments	Crown Ridge Apartments	Park Lakewood Apartments
Location	Modesto	Modesto	Modesto	Modesto	Modesto	Modesto	Modesto
Distance to Subject	--	1.5 miles	0.2 miles	1.3 miles	1.0 miles	2.5 miles	1.0 miles
Property Type	Garden	Garden	Garden	Garden	Garden	Walk-Up	Garden
Number of Units	232	328	240	208	196	184	126
Average Rent (per unit)
1BR	$1,071	$814	$1,130	$939	$770	$860	$820
2BR	$1,150-$1,240	$949	$1,330	$1,074	$850-$935	$990-$1,000	$1,000-$1,035
3BR	NAP	NAP	$1,482	NAP	NAP	$1,175	NAP
Total Occupancy	98%	97%	95%	97%	96%	97%	96%

(1)	Information obtained from the appraisal.

The Borrower. The borrower is Brooks Landing California Partners, LLC, a single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Brooks Landing Apartments Mortgage Loan. Roger Kuula and Jon Wood are the guarantors of certain nonrecourse carveouts under the Brooks Landing Apartments Mortgage Loan.

The Sponsors. The sponsors, Roger Kuula and Jon Wood, are co-founders of American Capital Group (“ACG”). ACG is a privately-held commercial real estate developer and home builder established in 1986. ACG is headquartered in Bellevue, Washington and operates regional offices in Sacramento, California and Scottsdale, Arizona. ACG has developed and currently maintains a portfolio of 74 multifamily properties totaling approximately 11,926 units located throughout 10 western states. Mr. Kuula serves as Chairman and Chief Executive Officer of ACG. Mr. Wood is responsible for ACG’s finance, acquisition, development and sales.

Escrows. The loan documents provided for upfront reserves in the amount of $256,792 for real estate taxes and $48,220 for insurance. The loan documents also provide for ongoing monthly reserves in the amount of $34,938 for real estate taxes, $4,018 for insurance and $4,833 for replacement reserves.

Lockbox and Cash Management. Upon the occurrence and continuance of a Cash Management Trigger Event (as defined below) the Brooks Landing Apartments Mortgage Loan requires the borrower to establish a lender-controlled lockbox account. The loan documents also require upon a Cash Management Trigger Event that all revenues received by the borrower or the property manager be deposited into the lockbox account within five business days of receipt. Other than during a Cash Sweep Event Period (as defined below), all excess funds on deposit are disbursed to the borrower.

A “Cash Management Trigger Event” will commence upon the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, guarantor or the property manager. A Cash Management Trigger Event will end with respect to clause (i), when such event of default has been cured, and with respect to clause (ii), when such bankruptcy petition has been discharged, stayed, or dismissed within 30 days for borrower or guarantor and 120 days for the property manager, among other conditions. Clause (ii) may also be cured by the borrower replacing the property manager with a qualified manager acceptable to the lender.

A “Cash Sweep Event” will commence upon the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, guarantor, or the property manager. A Cash Sweep Event will end with respect to clause (i), when such event of default has been cured, and with respect to clause (ii), when such bankruptcy petition has been discharged, stayed, or dismissed, within 30 days for

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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BROOKS LANDING APARTMENTS

the borrower or guarantor and 120 days for the property manager, among other conditions. Clause (ii) may also be cured by the borrower replacing the manager with a qualified property manager acceptable to the lender.

Property Management. The Brooks Landing Apartments Property is managed by an affiliate of the borrower.

Assumption. The borrower has a right to transfer the Brooks Landing Apartments Property commencing one year after the origination date, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2015-C31 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Brooks Landing Apartments Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

58

Wells Fargo Commercial Mortgage Trust 2015-C31	Transaction Contact Information

I.         Transaction Contact Information

Questions regarding this Structural and Collateral Term Sheet may be directed to any of the following individuals:

Wells Fargo Securities, LLC

Brigid Mattingly	Tel. (312) 269-3062
Fax (312) 658-0140

A.J. Sfarra	Tel. (212) 214-5613
Fax (212) 214-8970

Alex Wong	Tel. (212) 214-5615
Fax (212) 214-8970

SG Americas Securities, LLC

Adam Ansaldi	Tel. (212) 278-6126

Jim Barnard	Tel. (212) 278-6263

John Caputo	Tel. (212) 278-5086

Warren Geiger	Tel. (212) 278-5692

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.